Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

DOUBLE BROW, LLC

AS PURCHASER,

MEDICINE MAN TECHNOLOGIES, INC.,

AS PARENT,

BG3 INVESTMENTS, LLC,

AND

BLACK BOX LICENSING, LLC

AS SELLERS,

AND

BRIAN SEARCHINGER,

AS EQUITYHOLDER

June 25, 2021

i

(continued)

ii

(continued)

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EXHIBITS
Exhibit A	Definitions
Exhibit B	Form of Bill of Sale
Exhibit C	Lock-Up Agreement
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Environmental Phase 1 Report
Exhibit F	Form of Release
SCHEDULES
Schedule 1.1	Purchased Assets
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 2.4	Allocation Principles

DISCLOSURE SCHEDULE

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 25, 2021 (the “Effective Date”), by and among (i) Double Brow, LLC, a Colorado limited liability company (“Purchaser”), (ii) Medicine Man Technologies, Inc., a Nevada corporation (“Parent”), (iii) BG3 Investments, LLC, a Colorado limited liability company (“BG3”), (iv) Black Box Licensing, LLC, a Colorado limited liability company (“Black Box”, and together with BG3, individually, “Seller” and collectively, “Sellers”), and (v) Brian Searchinger, an individual residing in Boulder, Colorado, the sole equityholder of BG3, and an equityholder of Black Box (“Searchinger” or “Equityholder”). Purchaser, Parent, each Seller and the Equityholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A.

RECITALS

A.              BG3 is in the business of distributing and marketing recreational cannabis products, and Black Box licenses certain intellectual property rights to BG3 (collectively, the “Business”).

B.               Parent is the sole member of Purchaser and owns of one hundred percent (100%) of the issued and outstanding membership interests of Purchaser.

C.               The Equityholder owns sixty-five percent (65%) of the issued and outstanding Equity Securities of Black Box and one hundred percent (100%) of the issued and outstanding Equity Securities of BG3.

D.              Sellers desire to sell, and Purchaser desires to purchase, all of the assets of Sellers that are used in or held for use in or are related to the operation of the Business by Sellers, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS

Section 1.1       Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Sellers, all of the tangible and intangible assets of Sellers used or held for use in the Business, other than the Excluded Assets, including the assets of Sellers set forth on Schedule 1.1 (collectively, the “Purchased Assets”), free and clear of all Encumbrances. In addition, at the Closing, Sellers shall deliver to Purchaser the Additional Closing Deliverables.

Section 1.2       Excluded Assets. The Purchased Assets will not include any assets set forth on Schedule 1.2 (collectively, the “Excluded Assets”).

Section 1.3       Assumed Liabilities; Excluded Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume the Liabilities of Sellers specifically identified on Schedule 1.3 (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser will not assume, and Sellers will pay, defend, discharge and perform, as and when due, and otherwise retain and remain solely responsible for, all Liabilities that are not expressly included in the Assumed Liabilities (collectively, the “Excluded Liabilities”), including: (a) any Liability of Sellers (including any Indebtedness of Sellers), (b) any

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Liability of any successor or Affiliate of Sellers, (c) any Liability of any Person, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business or the ownership of the Purchased Assets prior to the Closing, whether or not recorded on the books and records of any Person (including any trade or other accounts payable of Sellers payable to third parties that remain outstanding as of the Closing and the failure by Sellers or any of its Affiliates to comply with any applicable Law or maintain or comply with any Permit), (d) any Liability arising under or in any way related to the Employee Benefit Plans, (e) any Liability that would become a Liability of Purchaser as a matter of Law in connection with this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, (f) without limiting the generality of any of the foregoing, any Liability for (i) any Taxes of the Equityholder or Sellers (or any Affiliate, member, shareholder or representative of any Equityholder or Sellers) or relating to the Business, the Purchased Assets, or the Assumed Liabilities for any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and, with respect to any Tax period beginning before and ending after the day before the Closing Date (or portion thereof) (a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Sellers (including any Transfer Taxes, as defined in Section 6.4(a)), or (iii) other Taxes of the Equityholder or Sellers (or any Affiliate, shareholder, member or representative of the Sellers) that become a liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract of law, (g) any Liability directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or ownership of the Excluded Assets, (h) any Transaction Expenses incurred by Sellers or the Equityholder (or any Affiliate, shareholder, member or representative of the Sellers), and (i) all Accounts Payable of Sellers. Without limiting the generality of the foregoing, it is expressly understood and agreed that unless a Liability is expressly within the definition of Assumed Liabilities under this Section 1.3, neither Purchaser nor any of its Affiliates will assume, nor will any of them be liable for, such Liability.

Section 1.4       Electronic Transfer of Certain Assets. The Parties agree that, at the request of Purchaser, any of the Purchased Assets that can be transmitted to Purchaser electronically will be so delivered to Purchaser promptly following the Closing in a secure format and manner mutually agreeable to the Parties and will not be delivered to Purchaser on any tangible medium. After the Closing, Sellers will not directly or indirectly use any copies of such Purchased Assets under its custody or control except for (a) the purpose of verifying delivery of or re-delivering such Purchased Assets to Purchaser or (b) complying with an express provision of this Agreement or the Related Agreements. Upon the written request of Purchaser following the Closing, Sellers will return or destroy any such copies of the Purchased Assets using commercially reasonable means but, in any event, will not thereafter directly or indirectly permit or perform any recovery or restoration thereof, whether through forensics, archives, undeletion, or otherwise.

Section 1.5       Employee and Independent Contractor Matters.

(a)              Sellers agree to use their reasonable commercial efforts to assist Purchaser in its efforts to employ any employees of Sellers and engage any independent contractors of Sellers, and the Parties acknowledge and agree that employees of Sellers may contract with Purchaser to provide services to Purchaser following the Closing. Any employees of Sellers who accept an offer of employment with Purchaser, execute all documents required by Purchaser to be executed in connection therewith and begin employment with or service to Purchaser are referred to herein collectively as the “Hired Service Providers.”

(b)             Purchaser will have no obligation to offer employment to, and will have no Liability to, any employee or independent contractor of Sellers, including any employee who, on the Closing Date, is not actively employed by Sellers or is on job-protected leave, military service leave or layoff (whether or not with recall rights), or whose employment has been terminated (voluntarily or involuntarily) or who has retired on or prior to the Closing Date. Sellers will bear all responsibility for, and related costs associated with the termination of its employees, including complying with the federal Workers Adjustment and Retraining Notification Act (“WARN”) and similar state or local Laws. Sellers will not provide any notice to employees pursuant to WARN or similar state or local Laws without prior written approval by Purchaser.

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(c)              Prior to the Closing, Sellers will terminate, effective no later than as of the close of business on the Business Day immediately preceding the Closing Date, all employees and independent contractors of Sellers who have accepted an offer of employment or engagement with Purchaser. Simultaneously with such termination, Sellers will pay each such terminated employee and each such terminated independent contractor all accrued wages, salaries, and fees, accrued vacation, COBRA benefits, accrued sick and personal time, if any, and all other amounts due from Sellers to such employees and independent contractors, and termination or severance pay in accordance with any contract or Law.

(d)             Nothing contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby, will confer upon any Hired Service Provider or any other present or former employee of Sellers any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, any Related Agreement or any other document contemplated hereby or thereby, including any right to employment or continued employment or to any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of Purchaser, nor will anything contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby constitute a limitation on or restriction against the right of Purchaser to amend, modify or terminate any such plan, policy or arrangement or compensation, benefits or other terms or conditions of employment.

(e)              Sellers and Purchaser agree that Sellers will be liable for all Liabilities of Sellers with respect to the employees and independent contractors of Sellers (including all Hired Service Providers) arising or accruing on or prior to the Closing Date and including any employment Taxes imposed with respect to any payments of compensation to employees and independent contractors arising in connection with the transactions contemplated by this Agreement and related to any COBRA benefits, regardless of whether arising on or before or as a result of the Closing, and Purchaser will be and become liable for all employment-related Liabilities of the Hired Service Providers and all Liabilities with respect to independent contractors, in each case, first arising after the Closing Date.

ARTICLE II.

PURCHASE PRICE AND RELATED MATTERS

Section 2.1       Purchase Price.

(a)              The aggregate purchase price for the Purchased Assets (the “Purchase Price”) will consist of the assumption by Purchaser of the Assumed Liabilities as set forth in Section 1.3 and the payment, in the form set forth herein, by Purchaser to Sellers or such other Persons as set forth herein, of an amount (the “Closing Purchase Price”) equal to (i) $3,500,000, minus (ii) the Holdback Consideration, plus (iii) $15,750 as reimbursement for security deposits on the Leased Real Property, plus or minus (iv) subject to Section 2.3, the Inventory Adjustment Amount.

(b)             Interest will not accrue on, and no interest shall be payable in respect of, any amount payable pursuant to this Article II.

Section 2.2       Payment of Purchase Price; Unpaid Transaction Expenses of Sellers.

(a)       At least three (3) Business Days prior to the Closing Date, Sellers will deliver to Purchaser a statement (the “Pre-Closing Statement”) setting forth in reasonable detail the amount of unpaid Transaction Expenses of Sellers to be paid at the Closing. Purchaser may submit any objections in writing to Sellers prior to the anticipated Closing and Sellers will cooperate in good faith with Purchaser to revise the Closing Purchase Price to reflect the mutual agreement of Sellers and Purchaser. Sellers will make their financial records reasonably available to Purchaser and its accountants and other representatives at any reasonable times during the review by Purchaser of the calculation of the Closing Purchase Price.

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(b)             Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, at the Closing, Purchaser will pay or cause to be paid to Sellers by wire transfer of immediately available funds to a bank account or accounts designated in writing by Sellers at least three (3) Business Days prior to such date an amount equal to (i) fifty-four point three percent (54.3%) multiplied by (ii) the Closing Purchase Price (the “Closing Cash Payment”). Such Closing Cash Payment will be distributed between the Sellers as follows: fifteen point eight percent (15.8%) of the Closing Cash Payment will be paid to BG3 and eighty-four point two percent (84.2%) of the Closing Cash Payment will be paid to Black Box.

(c)              Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, at the Closing, Purchaser will cause Parent to issue a number of shares of the common stock of Parent (the “Parent Common Stock”) to BG3 equal to (i) (A) forty-five point seven percent (45.7%) multiplied by (B) the Closing Purchase Price divided by (ii) the Per Share Price (the “Stock Consideration”).

(d)             Within three (3) Business Days following the applicable Holdback Release Date, Purchaser will pay or cause to be paid to Black Box by wire transfer of immediately available funds to the bank account designated in writing by Black Box (which designation will occur at least three (3) Business Days prior to such date) an amount equal to (i) the portion of the Holdback Consideration payable on such applicable Holdback Release Date as set forth in Section 7.1(c) minus (ii) the amount, if any, of Holdback Consideration which was used to satisfy any adjustments or obligations pursuant to Article VII. Any amount of Holdback Consideration that is the subject of a dispute on a Holdback Release Date will continue to be the Holdback Consideration and will not be released to Sellers until such dispute is finally resolved, as set forth in Section 7.1(c).

(e)              On or prior to the Closing Date, Sellers will pay the amount of unpaid Transaction Expenses of Sellers by wire transfer of immediately available funds to the Persons entitled thereto and provide evidence of such payments to Purchaser promptly thereafter.

Section 2.3       Inventory Target Amount; Inventory Count; Inventory Adjustment.

(a)              On the Closing Date, Sellers shall deliver to Purchaser the Marijuana Inventory in an aggregate amount equal to sixty-five thousand dollars ($65,000.00), which is equal to the approximate wholesale value of two-weeks’ worth of Marijuana Inventory of Sellers (the “Inventory Target Amount”).

(b)             On the calendar day immediately preceding the Closing Date, Purchaser shall commence, coordinate and take, in consultation and cooperation with Sellers, a physical count of all Marijuana Inventory in order to determine the estimated wholesale value for such Marijuana Inventory (the “Closing Date Inventory Amount”). The Marijuana Inventory count and valuation shall be consistent with past procedures and practices of the Business and commercially reasonable procedures sufficient to conduct a proper count and valuation of such Marijuana Inventory. Seller shall have the right to observe and participate in the verification of the count and valuation of such Marijuana Inventory.

(c)              Prior to Closing, Purchaser shall provide to Sellers a written report setting forth the Closing Date Inventory Amount minus the Inventory Target Amount (the “Inventory Adjustment Amount”). If the Inventory Adjustment Amount is a positive number that exceeds six thousand five hundred dollars ($6,500.00), the Purchase Price shall be increased by an amount equal to the Inventory Adjustment Amount. If the Inventory Adjustment Amount is a negative number that is less than negative six thousand five hundred dollars ($6,500.00), the Purchase Price shall be reduced by an amount equal to the Inventory Adjustment Amount.

Section 2.4       Allocation of Purchase Price.

(a)              Within one hundred twenty (120) days following the Closing, Purchaser will prepare and deliver to each Seller an allocation of the Closing Cash Payment, the Stock Consideration, and all other Taxable consideration among the Purchased Assets that Purchaser acquired from such Seller for all purposes (including Tax and financial accounting) (each, a “Purchase Price Allocation Schedule”), with such allocation to be in

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accordance with Section 1060 of the Code to the extent applicable thereto and filed on IRS Form 8594, as applicable, and the allocation principles set forth on Schedule 2.4 hereto (the “Allocation Principles”). Each Seller shall have a period of thirty (30) days after the delivery of a Purchase Price Allocation Schedule to present in writing to Purchaser notice of any objections that such Seller may have to the allocations set forth therein. Unless a Seller timely objects to the Purchase Price Allocation Schedule delivered to it, such Purchase Price Allocation Schedule shall be binding on the Parties, without further adjustment. If a Seller timely objects to the Purchase Price Allocation Schedule delivered to it, Purchaser shall consider in good faith all reasonable comments from such Seller; provided, that if after thirty (30) days, the Seller and Purchaser are unable to agree, then Purchaser and Sellers may, for any purpose, take inconsistent positions with respect to such Purchase Price Allocation Schedule, provided, that neither Purchaser nor Sellers shall take any position inconsistent with the Allocation Principles for any purpose. If a Seller does not object to the Purchase Price Allocation Schedule delivered to it, or Purchaser and a Seller are able to resolve any differences within the thirty (30) day period described above, the Parties agree to (a) prepare and file, or cause to be prepared and filed, each of their respective Tax Returns on a basis consistent with such Purchase Price Allocation Schedule (as the same may be revised by the foregoing procedures) and (b) unless otherwise required by Law, take no position inconsistent with such Purchase Price Allocation Schedule (as the same may have been revised by the foregoing procedures) on any applicable Tax Return, in any Legal Proceeding before any Governmental Authority, in any report made for Tax, financial accounting, or any other purpose. Each Party shall provide the other with written notice of any audit or other Legal Proceeding related to the allocation of the Purchase Price and other Taxable consideration as reported under this Section 2.4. Purchaser and Sellers shall cooperate in good faith to update each Purchase Price Allocation Schedule to reflect any adjustments to the Purchase Price for Tax purposes (including any recovery from the Holdback Consideration as contemplated in Section 7.7) in accordance with the Allocation Principles.

(b)            Each Seller and Equityholder acknowledges and agrees that the amount of the Purchase Price and other Taxable consideration allocated to the non-competition and non-solicitation covenants set forth in Section 6.10 does not represent liquidated damages for a breach of the provisions of such covenants. Sellers hereby waive and agree not to assert any claim or defense that the amount of the Purchase Price allocated to the non-competition and non-solicitation covenants set forth in Section 6.10 represents: (i) liquidated damages; (ii) an adequate damages remedy for breach of such covenants that would prevent or preclude the entry of an order for specific performance or injunctive or other equitable relief in accordance with the respective provisions of such covenants; or (iii) inadequate consideration to support enforcement of the provisions of such covenants.

Section 2.5       Tax Withholding. Purchaser shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to Sellers or such other Person in respect of whom such withholding was made.

Section 2.6       Legend. Sellers acknowledge and agree that the certificates representing the Stock Consideration may contain a legend in form acceptable to Purchaser, including the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

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THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP PROVISION BETWEEN THE COMPANY AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP PROVISION.

ARTICLE III.

CLOSING; CLOSING CONDITIONS AND DELIVERIES

Section 3.1       Closing. The closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) will take place by email (in portable document format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, on the fourth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 3.2 and Section 3.3 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as mutually agreed upon by the Parties (the “Closing Date”).

Section 3.2       Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Purchaser, in Purchaser’s sole discretion:

(a)              All of the representations and warranties made by Sellers and the Equityholder in this Agreement must be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided, that with respect to subpart (ii) of this Section 3.2(a), such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) and the Fundamental Representations must be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Section 4.1 and Section 4.2.

(b)             Sellers and the Equityholder must have performed and complied in all material respects with all of their respective covenants, obligations and agreements in this Agreement to be performed and complied with at or before the Closing.

(c)              No Legal Proceeding will be pending or threatened with respect to Seller, the Equityholder or the Business in which an unfavorable Order would: (i) prevent or materially impair the consummation of any of the transactions contemplated by this Agreement or any Related Agreement; or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order shall be in effect).

(d)             Sellers must have delivered to Purchaser or have caused to be delivered to Purchaser each of the following documents at or before the Closing:

(i)         a certificate of a duly authorized officer of Sellers, dated as of the Closing Date and executed by such officer, to the effect that, as to Sellers, each of the conditions specified in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(e) are satisfied in all respects (the “Closing Certificate of Sellers”);

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(ii)             a certificate of Equityholder, dated as of the Closing Date and executed by Equityholder, to the effect that, as to Equityholder and Seller, each of the conditions specified in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(e) are satisfied in all respects (the “Equityholder Closing Certificate”);

(iii)           a Bill of Sale, in substantially the form attached hereto as Exhibit B (“Bill of Sale”), transferring to Purchaser good and valid title in and to the Purchased Assets free and clear of all Encumbrances, duly executed by Sellers;

(iv)            an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit D (“Assignment and Assumption Agreement”), duly executed by Sellers;

(v)             evidence satisfactory to Purchaser of the consent, authorization, order or approval of, and the giving of all notices to, those Persons whose consent, authorization, order or approval is required, or who are entitled to notice, in connection with Sellers’ execution, delivery and performance of this Agreement and the Related Agreements to which Sellers are, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, including the consents, authorizations, orders and approvals of and notices to the Persons listed on Section 4.1(b)(ii) of the Disclosure Schedule;

(vi)            the customer and supplier lists and related data included in the Purchased Assets, and books, files and other records of Sellers related to the Purchased Assets and the Business;

(vii)          a duly completed and executed IRS Form W-9 from each Seller (or, if applicable, completed and executed by Equityholder on behalf of a Seller that is disregarded from Equityholder for U.S. federal income tax purposes) and any other Person receiving any payments from Purchaser pursuant to this Agreement;

(viii)        a duly executed certificate from each Seller (or, if applicable, completed and executed by Equityholder on behalf of a Seller that is disregarded from Equityholder for U.S. federal income tax purposes) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that each Seller is not a “foreign person” as defined in Section 1445 of the Code;

(ix)            Tax clearance certificates or letters dated no more than thirty (30) days prior to the Closing Date issued by the appropriate Governmental Authority from each jurisdiction that imposes Taxes on Sellers or in which Sellers have a duty to file Tax Returns, showing that each Sellers have no outstanding Tax Liabilities;

(x)             evidence reasonably satisfactory to Purchaser of the release of all Encumbrances on the Purchased Assets;

(xi)            a certificate of a duly authorized officer of Seller, dated the Closing Date and executed by such officer, certifying (A) that attached thereto are true, correct and complete copies of each Seller’s governing documents, as are then in full force and effect, (B) that attached thereto are true, complete and correct copies of the resolutions of the board of directors and the equity holders of Sellers authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein, as are then in full force and effect, (C) that attached thereto are good standing certificates, dated as of a recent date prior to the Closing Date, from the Governmental Authority of the jurisdiction of each Seller’s incorporation or organization and each other jurisdiction in which each Seller is qualified to do business, (D) as to the incumbency and signatures of the officers or other authorized persons of Sellers who have signed or will sign this Agreement or any of the Related Agreements, and (E) all amounts due to Sellers’ employees pursuant to Section 1.5(c) have been paid in full;

(xii)          a Lock-Up Agreement, in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”), duly executed by BG3 and each beneficial owner of the Stock Consideration; and

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(xiii)        a Release, in substantially the form attached hereto as Exhibit F, duly executed by each equityholder of Black Box.

(xiv)        such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements, or as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated herein.

(e)              Purchaser shall have received all consents, authorizations, orders or approvals from those Persons whose consent, authorization, order or approval is required in connection with Purchaser’s execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby (including local authority approval and MED Approval).

(f)              There shall not have occurred any Material Adverse Effect or material adverse changes in the financial condition or other operations, Business, properties or assets of Sellers from that reflected in the latest Financial Statements of Sellers as furnished pursuant to this Agreement.

(g)             Sellers shall have delivered evidence reasonably satisfactory to Purchaser of the assignment of the Real Property Leases to Purchaser, and of the assignment of rights under the Access Agreement, by and between PDQ Development Inc., a Colorado corporation, and 5190, LLC, a Colorado limited liability company.

Section 3.3       Conditions to Obligations of Sellers and the Equityholder to Close. The obligations of Sellers and the Equityholder to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Sellers, in their sole discretion:

(a)              All of the representations and warranties made by Purchaser in this Agreement must be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided, that with respect to subpart (ii) of this Section 3.3(a), such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) must be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Section 4.3.

(b)             Purchaser must have performed and complied in all material respects with all of its covenants, obligations and agreements under this Agreement to be performed or complied with on or before the Closing.

(c)              No Legal Proceeding will be pending or threatened with respect to Purchaser in which an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order shall be in effect).

(d)             Purchaser will have delivered to Sellers each of the following at or before the Closing:

(i)               the Closing Cash Payment pursuant to and in accordance with Section 2.2(b);

(ii)             executed instruction letter to Purchaser’s transfer agent to issue the Stock Consideration pursuant to and in accordance with Section 2.2(c);

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(iii)           a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date and executed by such officer, to the effect that each of the conditions specified above in Section 3.3(a), Section 3.3(b) and Section 3.3(c) is satisfied in all respects; and

(iv)            those Related Agreements to which Purchaser is a party, duly executed by Purchaser.

(e)       Sellers shall have used commercially reasonable efforts to have Searchinger released from or replaced in that certain Guarantee, executed by Searchinger, related to the Lease Agreement, dated as of January 7, 2019, as amended by that certain Letter Agreement, dated as of April 26, 2019, by and between Stephen D. Tebo dba Tebo Properties and BG3, for the premises located at 5190 South Boulder Road, Boulder, Colorado (the “Lease Guarantee”); provided, that in the event that Searchinger is not released or replaced from the Lease Guarantee, Purchaser shall indemnify and hold Searchinger harmless from any and all payments, costs and expenses (including reasonable attorneys’ fees) incurred by Searchinger related to the Lease Guarantee following Closing in accordance with Section 7.1(d) below.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1       Representations and Warranties Regarding Sellers. Except as set forth on the correspondingly numbered section of the disclosure schedule attached hereto (the “Disclosure Schedule”) (it being understood and agreed that each disclosure set forth in the Disclosure Schedule will qualify or modify each of the representations and warranties set forth in this Section 4.1 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), Sellers and Equityholder hereby, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 4.1 are accurate and complete as of the date hereof and as of the Closing:

(a)       Organization; Authority; Binding Effect; Trade Names; Capitalization.

(i)               Each Seller is a limited liability company, duly formed, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Colorado. Section 4.1(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of each jurisdiction in which each Seller is qualified, licensed or admitted to do business as a foreign company with respect to the Business, which represents each jurisdiction in which the operation of the Business requires each Seller to be so qualified, licensed or admitted, and each Seller is in good standing in each such jurisdiction. Each Seller has all requisite power and authority to enter into this Agreement and the Related Agreements to which each Seller is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements to which each Seller is a party and the performance by each Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company action on the part of each Seller. This Agreement is, and when executed and delivered in accordance with this Agreement, each other Related Agreement to which each Seller is a party will be, a valid and binding obligation of each Seller enforceable in accordance with its terms to the extent that each Seller is a party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies. The Equityholder owns one hundred percent (100%) of the issued and outstanding equity interests of BG3 and sixty-five percent (65%) of the issued and outstanding equity interests of Black Box.

(ii)             Section 4.1(a)(ii) of the Disclosure Schedule sets forth an accurate and complete list of each assumed name, trade name and fictitious name used in the Business. Each assumed name, trade name or fictitious name set forth on Section 4.1(a)(ii) of the Disclosure Schedule has been duly registered with the appropriate Governmental Authority in each of the jurisdictions in which such assumed name, trade name or fictitious name has been used by each Seller.

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(b)       Authorization and Non-Contravention.

(i)               All action on the part of each Seller necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements have been taken by each Seller. Each Seller has the requisite power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(ii)             The execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which each Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, as applicable: (a) conflict with or result in a violation or breach of, or default under, any provision of the governing documents of each Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to each Seller; or (c) require the consent, notice or other action by any Person under any Contract to which each Seller is a party. Except as set forth on Section 4.1(b)(ii) of the Disclosure Schedule, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Seller in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

(c)       Litigation; Compliance with Laws; Business Restrictions.

(i)               There is no, and has not been any, claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority) or other action, suit, arbitration, mediation, claim, audit, investigation (including with respect to harassment, sexual harassment or workplace violence) demand, hearing, petition, dispute, controversy, complaint, charge, inquiry, litigation, proceeding or administrative investigation (each, a “Legal Proceeding”) pending, or to Sellers’ Knowledge, threatened against Sellers to which Sellers are or were a party or concerning any of the assets or properties of Sellers or the Business, and, to Sellers’ Knowledge, there are no facts or circumstances which could form the basis for any such Legal Proceeding. Sellers are not, nor have been, subject to any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, judgment or other determination of any Governmental Authority (each, an “Order”), and there is no, and has not been any, Order against Sellers’ equityholders, officers, directors, managers or employees (in each case, in its, his or her capacity as such) that could prevent, enjoin or alter or delay any of the transactions contemplated hereunder or under any Related Agreement.

(ii)             At all times, Sellers have complied with, are currently in compliance with, and have operated the Business and maintained the Purchased Assets in compliance with all applicable Laws (except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws). At all times, Sellers have complied with, and are currently in compliance with (A) all MED rules, including emergency rules, and industry bulletins as they are released, (B) all applicable U.S. state and local laws, regulations, and guidelines governing or pertaining to cannabis (including marijuana, hemp, and derivatives thereof, including CBD), and (C) all U.S. federal law regarding cannabis except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws. Sellers have not received from any Person or Governmental Authority any written or, to Sellers’ Knowledge, oral notification with respect to any alleged noncompliance or violation of any Law.

(iii)           To the Sellers’ Knowledge, neither the execution and delivery of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or by any Related Agreement will in any way impair the Business as a result of order cancellations, refusals to deal or any similar adverse effects. Sellers are not subject to, nor a party to, any organizational document, Encumbrance, Permit or Contract that would prevent the continued operation of the Business after the Closing on substantially the same basis as operated by Sellers prior to the Closing, or which would restrict the ability of Purchaser to acquire any property or conduct business in any area.

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(iv)       Neither Sellers, nor, to Sellers’ Knowledge, any of Sellers’ employees, consultants, agents, representatives or independent contractors have been (A) excluded from participation in any governmental program, (B) suspended or declared ineligible to participate in or voluntarily excluded from any program by any Governmental Authority, or (C) subject to any disciplinary or similar Legal Proceeding or other form of monitoring or review by any Governmental Authority, trade association, professional review organization, accrediting board or certifying agency based upon any alleged improper activity on the part of Sellers or such individual. Sellers have not received any notice of deficiency from any Governmental Authority.

(d)       Financial Statements; Undisclosed Liabilities.

(i)               Sellers have delivered to Purchaser true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets, statements of income, statements of members’ equity, and statements of cash flows of each Seller as of and for the twelve (12)-month periods ended December 31, 2019 and 2020 (the “Annual Financial Statements”); and (ii) the balance sheets, statements of income statements of members’ equity, and statements of cash flows of each Seller for the three-month period ended March 31, 2021 (the “Interim Financial Statements”). Such Financial Statements are in accordance with the books and records of each Seller and fairly represent the financial position of each Seller and the results of operations and changes in financial position of each Seller as of the dates and for the periods indicated, in each case, in conformity with Seller’s accounting historical accounting practices. Except as, and to the extent reflected or reserved against in the Financial Statements, each Seller, as of the date of the Financial Statements, has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements.

(ii)             Sellers do not have any Liability (and there is no reasonable basis for any present or future Legal Proceeding against Sellers giving rise to any Liability), except for any Liability (w) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (x) listed on Section 4.1(d)(ii) of the Disclosure Schedule, (y) that has arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or other violation of Law) or (z) expressly created pursuant to this Agreement or any Related Agreement. Section 4.1(d)(ii) of the Disclosure Schedule lists all Indebtedness of each Seller outstanding on the date hereof. Each Seller has implemented and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purpose in accordance with its historical accounting practices.

(iii)           Section 4.1(d)(iii) of the Disclosure Schedule sets forth an accurate and complete aging of all Accounts Payable of each Seller as of February 28, 2021.

(iv)            Section 4.1(d)(iv) of the Disclosure Schedule sets forth an accurate and complete aging of all Accounts Receivable of each Seller as of February 28, 2021. All Accounts Receivable represent valid obligations of each obligor thereof arising from sales actually made or services actually performed in the Ordinary Course of Business and are current and collectible. There is no contest, claim or right of set off under any Contract with any obligor of any Account Receivable regarding the amount or validity of such Account Receivable.

(v)             Sellers maintain and adhere to a system of internal accounting controls and procedures that is designed to provide reasonable assurance regarding the accuracy and reliability of the Financial Statements. There has not been (i) any significant deficiency or material weakness in the internal accounting controls or procedures used by Sellers that have adversely affected the ability of Sellers to accurately and completely record, process, summarize, or report financial data, (ii) any fraud or other intentional wrongdoing that involves any of the management or other employees or representatives of Sellers who have a role in the preparation of the Financial Statements or the internal accounting controls and procedures used by Sellers or (iii) any claim or allegation regarding any of the foregoing.

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(e)              Absence of Certain Changes. Since December 31, 2020, (i) Sellers have not suffered a Material Adverse Effect, (ii) Sellers have operated their Businesses only in the Ordinary Course of Business, and (iii) there has not been any change in accounting (or tax accounting) principle, policy, practice or procedure of either Seller, or any change in the method of apply such principle, policy or procedure.

(f)              Assets. Each Seller has good and valid title to, a valid leasehold interest in or a valid license to use, all of the Purchased Assets (including each property and asset used in the Business, located on each Seller’s premises, shown on the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet), free and clear of all Encumbrances other than Permitted Encumbrances, all of which Permitted Encumbrances are set forth on Section 4.1(f) of the Disclosure Schedule. Each Purchased Asset that is tangible personal property is free from material defects, patent and latent, has been maintained in accordance with good industry practice, is in good operating condition and repair, subject to normal wear and tear, and is suitable and sufficient for the purposes for which it is used, held for use and currently intended to be used. All Marijuana Inventory is non-expired and of merchantable quality free of rot, fungus, disease and pests and, to Sellers’ Knowledge, no Marijuana Inventory contains any impermissible pesticide, chemical, or contaminant (pursuant to the applicable Laws of the State of Colorado); nor is restricted from sale or transfer (on hold) by MED. Each Seller has at all times in the past and shall through the Closing Date use its reasonable commercial efforts to maintain and preserve all Marijuana Inventory and products associated with the Business in a good and saleable condition including being non-expired and free from mildew, fungus, rot, spoilage and agricultural neglect. The Purchased Assets constitute all of the properties and assets necessary to operate the Business in substantially the same manner as conducted by each Seller during the twelve (12) months immediately preceding the date hereof, as currently proposed to be conducted and as required by applicable Law. To Sellers’ Knowledge, there are no facts or conditions affecting any of the Purchased Assets that would reasonably be expected, individually or in the aggregate, to interfere with the current use or operation of such properties and assets.

(g)             Real Property.

(i)               Sellers do not own and have never owned any real property (including any ownership interest in any buildings or structures and improvements located thereon). Neither Seller is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

(ii)             Section 4.1(g)(ii) of the Disclosure Schedule sets forth an accurate, complete and correct list of all Contracts pursuant to which each Seller leases, subleases, licenses, uses, operates or occupies or has the right to lease, sublease, license, use, operate or occupy, now or in the future, any real property (each, whether written, oral or otherwise, being a “Real Property Lease” and any real property, land, buildings and other improvements covered by a Real Property Lease being “Leased Real Property”), and for each such Real Property Lease, the address of the Leased Real Property that is the subject of such Real Property Lease. Neither Seller has assigned, transferred or pledged any interest in any Real Property Lease. There are no leases, subleases, licenses or other agreements granting to any Person other than Sellers any right of use or occupancy of any portion of the Leased Real Property. All of the land, buildings, structures and other improvements used by each Seller are included in the Leased Real Property. Neither Seller has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant with respect to any of the Leased Real Properties or to purchase any of the Leased Real Property. Each Seller has good and marketable leasehold title to each parcel of Leased Real Property, in each case, free of all Encumbrances.

(iii)           Sellers have not received any written notice of any violation of Laws with respect to any Real Property Lease or any Leased Real Property. There are no pending or, to Sellers’ Knowledge, threatened or contemplated Legal Proceedings regarding condemnation or other eminent domain Legal Proceedings affecting any Leased Real Property or any negotiations regarding or sale or other disposition of any Leased Real Property in lieu of condemnation, or other Legal Proceedings relating to any parcel of the Leased Real Property or any portion thereof that would reasonably be expected to be material to Sellers.

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(h)       Products; Product Warranty and Liability.

(i)               All Products are subject to standard terms and conditions of sale, license, lease or delivery (the “Standard Product Terms”), true, complete and correct copies of which have been delivered to Purchaser and contain all applicable guaranty, warranty and indemnity provisions. No Product is subject to any guaranty, warranty or other indemnity beyond the applicable Standard Product Terms. Sellers have no Liability for any injury to individuals or damage to property as a result of the ownership, lease, license, delivery, possession, sale, distribution, resale or use of any Product.

(ii)             Sellers have not been subject to any Legal Proceeding or Order, or received written notice of suspected violation or investigation from, by or before any Governmental Authority relating to any inventory or Product, or claim or lawsuit involving a Product which is, to Sellers’ Knowledge, pending or threatened in writing, by any Person. There has not been, nor is there under consideration by each Seller, any Product recall or post sale warning conducted by or on behalf of each Seller concerning any Product. At the time sold, distributed or placed in the stream of commerce by Seller, all Products have conformed in all material respects with all applicable Contracts and all applicable express and implied warranties, Sellers’ published Product specifications and all regulations, certification standards, safety standards and other requirements of any applicable Governmental Authority or third party, including, but not limited to, all restricted ingredients pursuant to the MED rules and regulations, and other Law, and were substantially free from contamination, deficiencies or defects. Sellers have no Liability for replacement, repair or reperformance thereof or other damages in connection with any Products.

(i)       Environmental, Health and Safety Matters.

(i)               Except as set forth on Section 4.01(i)(i) of the Disclosure Schedule, Sellers and their Affiliates have complied and are in compliance in all material respects with all Environmental, Health and Safety Requirements. Except as detailed in that certain ASTM E-1527-05 Commercial Real Estate Phase One site assessment performed by Environmental Property Investigations, Inc. dated July 25, 2008 (the “Environmental Phase 1”), attached hereto as Exhibit E, and except as conveyed in that certain telephonic discussion between Purchaser, Sellers, Searchinger, and CGRS, Inc. on June 21, 2021, related to that certain upcoming site assessment to be performed beginning on July 7, 2021 by CGRS, Inc. (collectively, the “Site Assessment”), neither Seller nor any Affiliate of each Seller has received any notice, report or other information regarding any actual or alleged violation or breach of any Environmental, Health and Safety Requirement or any investigatory, remedial or corrective Liabilities. Sellers have furnished to Purchaser all environmental audits, reports and other environmental documents relating to Sellers’ past and current properties, facilities and operations.

(ii)             To Sellers’ Knowledge, except as set forth on Section 4.01(i)(ii) of the Disclosure Schedule, as detailed in the Environmental Phase 1, and as set forth in the Site Assessment, none of the following exists at any property or facility operated by each Seller in connection with the Business: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or disposal areas. Neither Seller and their Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, investigative costs, response costs, cleanup costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees pursuant to any Environmental, Health and Safety Requirements. Sellers have not assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

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(iii)       Except as detailed in the Environmental Phase 1 and set forth in the Site Assessment, neither this Agreement nor any Related Agreement, nor the consummation of the transactions contemplated herein or therein, would reasonably be expected to result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(j)       Intellectual Property. To the Sellers’ Knowledge, Sellers, the Products (including the use thereof) and the conduct of the Business do not interfere with, infringe, misappropriate, or violate any Intellectual Property of any Person (and have not previously done so). There is no past, pending or threatened Legal Proceeding involving any Product or the conduct of the Business or alleging that any of the foregoing infringes, misappropriates or otherwise violates the rights of any Person or, any facts or circumstances that might reasonably serve as the basis for any such Legal Proceeding. Sellers have not received any notice that either Seller must license or refrain from using any Intellectual Property or any offer by any other Person to license any Intellectual Property to Sellers.

(k)       Insurance.

(i)               Section 4.1(k)(i) of the Disclosure Schedule lists the following information with respect to each insurance policy to which either Seller is a party or under which any of its assets or properties, the Business, or any of its current or former employees, officers, directors or managers (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each, an “Insurance Policy”): (A) the title of the policy for such Insurance Policy; (B) the policy number and the period of coverage for such Insurance Policy; (C) the name of the insurer, the name of the policyholder and the name of each covered insured for such Insurance Policy; (D) an accurate description of all retroactive premium adjustments and other loss sharing arrangements; and (E) all claims made on such Insurance Policy since January 1, 2018, indicating whether such claims have been paid or denied or are still pending.

(ii)             Section 4.1(k)(ii) of the Disclosure Schedule lists all self-insurance arrangements affecting Sellers. With respect to each Insurance Policy: (A) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect and all premiums due and payable to date thereunder have been paid; (B) neither Seller nor, to Sellers’ Knowledge, any other party to such Insurance Policy is, or has been, in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (C) no event has occurred that (with or without the passage of time or giving of notice) would reasonably be expected to constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Insurance Policies provide coverage of the type and in the amounts customarily carried by Persons conducting businesses or owning properties and assets similar to those of Seller.

(l)       Employees.

(i)               Section 4.1(l)(i) of the Disclosure Schedule accurately sets forth, with respect to each current employee of each Seller (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification of each employee; (ii) each employee’s annualized base compensation as of June 31, 2021; (iii) the number of hours of paid time off that each employee has accrued as of June 31, 2021; and

(iv)          whether the employee is on leave or layoff status and the estimated return to work date.

(ii)             Section 4.1(l)(ii) of the Disclosure Schedule accurately identifies each former employee of each Seller who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from such Seller relating to such former employee’s employment with such Seller, and Section 4.1(l)(ii) of the Disclosure Schedule accurately describes such benefits.

(iii)           Except as set forth on Section 4.1(l)(iii) of the Disclosure Schedule, to Sellers’ Knowledge, the employment of the employees of each Seller is terminable by such Seller at-will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Law. Each Seller has made available to Purchaser accurate copies of all current employment agreements, employee manuals and handbooks, disclosure materials and policy statements relating to the employment of employees of such Seller.

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(iv)            To Sellers’ Knowledge, no employee of either Seller: (i) intends to terminate his or her employment; (ii) has received an offer to join a business that may be competitive with the business of such Seller; and (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement, non-solicitation agreement, work-made-for-hire IP assignment agreement, or other Contract (with any Person) that would reasonably be expected to have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of such Seller, or (B) the business of such Seller.

(v)             Neither Seller is party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any employees of such Seller; and no employees of either Seller are represented by any labor union, labor organization or works council.

(vi)            There has never been any strike, lockout, slowdown, work stoppage, labor dispute or, to Sellers’ Knowledge, union organizing activity, or any similar activity or dispute, by or for the benefit of any of either Sellers’ employees affecting such Seller or any of its employees, and, to Sellers’ Knowledge, no Person has threatened to commence any such strike, lockout, slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(vii)          For the avoidance of doubt, references to “employee” or “employees” in this Section 4.1(l) shall not be interpreted to include independent contractors who provide services to each Seller through a temporary staffing agency retained by each Seller.

(viii)        Except as set forth on Section 4.1(l)(viii) of the Disclosure Schedule, Sellers do not currently retain and have not, since January 1, 2020, engaged any independent contractors.

(ix)            Each Seller has materially complied with the requirements of all federal, state and local laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (“Immigration Laws”). Neither Seller is the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has either Seller been fined, penalized, warned or received any other written notice regarding compliance with the Immigration Laws.

(m)       Employee Benefits.

(i)               Section 4.1(m)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Employee Benefit Plans.

(ii)             None of the Employee Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Law.

(iii)           Neither Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is or was (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code);

(iv)          a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or

(v)           a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).

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(iv)            Sellers have made available to Purchaser, with respect to each Employee Benefit Plan and as applicable: (i) a copy of the Employee Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future); (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Employee Benefit Plans; (iii) a copy of any summary plan description for the Employee Benefit Plans; (iv) a copy of any Form 5500 for each of the Employee Benefit Plan years; and (v) a copy of the most recent determination letter, notice or other document that has been issued by, or that has been received by either Seller from, any Governmental Authority with respect to such Employee Benefit Plan.

(v)             To Sellers’ Knowledge, each Seller has operated and administered its obligations under any Employee Benefit Plan in accordance with Law, including the Code and ERISA.

(vi)            Each contribution or other payment that is required by Law or by the terms of the applicable Employee Benefit Plan to have been accrued or made to, under, or with respect to such Employee Benefit Plan has been duly accrued or made on a timely basis.

(vii)          To Sellers’ Knowledge, no prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to an Employee Benefit Plan that would reasonably be expected to subject either Seller to any material liability.

(viii)        There are no Legal Proceedings pending nor, to Sellers’ Knowledge, threatened, with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan or any related trust (other than routine claims for benefits).

(ix)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any change of control, sale, transaction or similar bonuses due or payable in connection with the transaction contemplated herein; (ii) accelerate the time of payment or vesting, require the funding of any benefit, or increase the amount of compensation due any officer, director, employee, or consultant under any of the Employee Benefits Plans except as may occur as the result of a termination of employment; or (iii) result in the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any employee of Seller.

(n)       Permits. Sellers have maintained, in full force and effect, and have complied with, all Permits and have filed all registrations, reports and other documents that, in each case, are necessary or required for the operations of Sellers and the conduct of the Business as currently operated, or the ownership, lease, use or operation of its assets or properties of the Business. Section 4.1(n) of the Disclosure Schedule lists all such Permits. All of the Permits identified in Section 4.1(n) of the Disclosure Schedule are validly issued, in good standing, and do not require renewal (either at the state or local level) prior to 90 days after the Closing Date. Sellers are in compliance in all material respects with all of their Permits identified in Section 4.1(n) of the Disclosure Schedule. Sellers have never received any written notice (or, to Sellers’ Knowledge, otherwise) from any Governmental Authority alleging the violation of, or failure to comply with, any term or requirement of any of its Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits. There is no Legal Proceeding pending or Order outstanding or, to Sellers’ Knowledge, threatened against Sellers that would reasonably be expected to adversely affect any such Permit, and, to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such Permits being suspended or revoked or otherwise lapsing prematurely. Such Permits will be assigned to Purchaser at the Closing and, to Sellers’ Knowledge, will continue to be in full force and effect following the Closing until the expiration of such Permits in accordance with their respective terms.

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(o)       Contracts and Commitments.

(i)       Section 4.1(o)(i) of the Disclosure Schedule sets forth an accurate and complete list of each of the following oral or written Contracts to which either Seller is a party or by which its assets are bound (collectively, “Material Contracts”):

(A)            any Real Property Lease;

(B)            any Contract (or group of related Contracts) for the lease or license of personal property (including Intellectual Property) to or from any Person;

(C)            agreements or series of related agreements with customers, vendors or distributors involving aggregate payments to or from either Seller in excess of $50,000 in any twelve (12) month period;

(D)            any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property (including Intellectual Property) or for the furnishing or receipt of services involving aggregate payments by either Seller in excess of $50,000 in any twelve (12) month period;

(E)             any Contract concerning a partnership or joint venture;

(F)             any Contract (or group of related Contracts) under which either Seller has created, incurred, assumed or guaranteed any Indebtedness, or under which either Seller has imposed or become subject to any Encumbrance on any of its assets, tangible or intangible;

(G)            any Contract concerning non-disclosure, confidentiality, non-competition or non-solicitation;

(H)            any Contract between either Seller and the Equityholder or any of Sellers’ other Affiliates;

(I)              any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance, change of control or other material plan or arrangement for the benefit of the current or former officers, directors, managers, employees or independent contractors of Seller;

(J)              any collective bargaining agreement;

(K)            any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis or that provides for severance benefits;

(L)             any Contract under which either Seller has advanced or loaned any amount to any of Sellers’ officers, directors, managers or employees;

(M)           any Contract under which either Seller has made any advance or loan to any other Person;

(N)            any settlement, conciliation, or similar Contract;

(O)            any agreement that (i) limits the freedom of either Seller to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation provision) or that would so limit the freedom of Purchaser or its Affiliates after the Closing, (ii) contains exclusivity obligations or restrictions binding on either Seller or that would be binding on Purchaser or any of its Affiliates after the Closing or (iii) contains most favored nations provisions binding on the Business; and

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(P)       Contract, not otherwise identified above, pursuant to which either Seller is obligated as of the Closing Date to make payments or is entitled to receive an amount in excess of $50,000 during the twelve (12) month period following the Closing Date.

(ii)       Sellers have delivered to Purchaser a true, complete and correct copy of each Material Contract and a written summary setting forth the material terms and conditions of each oral Material Contract. With respect to each such Contract: (A) such Contract is legal, valid, binding, enforceable and in full force and effect; (B) Sellers are not, and to Sellers’ Knowledge, no other party is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration under such Contract; and (C) no party has repudiated any provision of such Contract or threatened to terminate such Contract.

(p)             Restrictions on Business Activities. Neither Seller is a party to or bound by any Contract or Order that (i) prohibits or limits, or would reasonably be expected to prohibit or limit, any acquisition or transfer of such Seller’s assets or properties or the conduct of the Business by such Seller or, following the Closing, the conduct of the Business by Purchaser, as currently conducted and as currently proposed to be conducted, (ii) limits the right of such Seller to engage or compete in any line of business or to compete with any Person, (iii) grants to any Person any exclusive rights, (iv) provides “most favored nation” or similar rights to any Person, or (v) otherwise adversely affects or would reasonably be expected to adversely affect the right of such Seller or Purchaser to use, market, import, sell, distribute, manufacture or otherwise exploit any Products or to purchase or otherwise obtain any software, services, components, parts or subassemblies.

(q)             Tax Matters.

(i)               Each Seller has timely filed, or caused to be timely filed, all Tax Returns required to be filed by or with respect to it, and such Tax Returns are accurate, complete and correct in all respects and have been prepared in compliance with all applicable Laws. Each Seller has timely paid, or caused to be timely paid, all Taxes owed by or with respect to the business and activities of such Seller (whether or not shown on any Tax Return). Each Seller has timely withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person. Other than Encumbrances for Taxes not yet due and payable, there are no Encumbrances for Taxes on any of the Purchased Assets. No event has occurred that, with the passage of time or the giving of notice or both, will or could reasonably be expected to result in an Encumbrance for Taxes upon any of the Purchased Assets or any Liability whatever in respect of such Taxes to Purchaser.

(ii)             Each Seller has, or has caused to be, delivered or made available to Purchaser accurate and complete copies of all Tax Returns filed by or with respect to the business and activities of such Seller with respect to BG3, for such periods ended after April 6, 2016, and with respect to Black Box, for such periods ended after April 5, 2018, and has delivered or made available to Purchaser all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by any Seller with respect to such Seller, the Business and the Purchased Assets. Section 4.1(q) of the Disclosure Schedule is an accurate list of all federal, state, local and foreign Tax Returns filed by or with respect to the business and activities of such Seller that have been audited. There is no audit or other Legal Proceeding with respect to Taxes in progress, pending, or, to Sellers’ Knowledge, threatened. No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Governmental Authority against or with respect to the business and activities of either Seller. No written claim has ever been made by any Governmental Authority in any jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction. There are no outstanding refund claims with respect to any Tax or Tax Return of any Seller or the business or activities of any Seller. There are no outstanding rulings of, or requests for rulings by, any Governmental Authority with respect to Taxes that are, or if issued would be, binding on any Seller or the business and activities thereof.

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(iii)           No Seller has waived, extended, or agreed to extend, or is a beneficiary of an agreement to extend, any applicable statute of limitations relating to any Tax assessment or deficiency of such Seller, in each case, which extension is currently in effect. Neither Seller has requested or been granted, and no Seller is the beneficiary of, any extension of the time for filing any Tax Return that has not yet been filed.

(iv)            Each Seller has properly and timely collected and remitted sales, use and similar Taxes with respect to sales or leases made to or by such Seller or services provided to or by such Seller and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.

(v)             No Seller has taken on any U.S. federal income Tax Returns any positions that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Code Section 6662, and no Seller has engaged in any transaction that is reportable under Treas. Reg. Section 1.6011-4. Neither Seller is a party to, or bound by, or has any Liability under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar agreement or arrangement. Neither Seller has liability for the Taxes of any Person, as a transferee or successor, by Contract, applicable Law, or otherwise. Neither Seller has ever been a member of any affiliated group that files an affiliated, consolidated, combined or unitary Tax Return for federal, state, local or non-U.S. Tax purposes.

(vi)            Neither Seller nor any Equityholder will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the accounting method pursuant to Section 481 of the Code or the corresponding Tax Laws of any state or locality that occurred or exists on or prior to the Closing Date, or otherwise, (ii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or other applicable Tax Law) executed on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amounts received on or prior to the Closing Date. No Seller has made any payments, or is obligated to make any payments, or is a party to any agreement that has resulted or could result, separately or in the aggregate, in (x) the payment of any “excess parachute payment” within the meaning of Code Section 280G, without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code (or any corresponding provision of any state, local, or other applicable Tax Law), or (y) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or other applicable Tax Law).

(vii)          None of the Purchased Assets constitute “Section 197(f)(9) intangibles” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i).

(viii)        For U.S. federal and applicable state and local income Tax purposes, (i) Black Box is, and has been at all times since its formation, classified as a partnership, and (ii) BG3 is, and has been at all times since its formation, classified as a C-corporation.

(ix)            Each individual who has received compensation for the performance of services on behalf of either Seller or any subsidiary of either Seller has been properly classified as an employee or independent contractor in accordance with all applicable Laws, including ERISA and the Code.

(r)       Customers and Suppliers. Section 4.1(r) of the Disclosure Schedule sets forth an accurate list of each Material Customer and Material Supplier. Since January 1, 2019, no Material Customer or Material Supplier has: (i) declined to renew, materially amended, canceled or otherwise terminated, or communicated any threat to Sellers to decline to renew, materially amend, cancel or otherwise terminate, its relationship with such Seller, (ii) limited or decreased, or threatened to limit or decrease, materially its services or supplies to such Seller in the case of any such Material Supplier, or (iii) limited or decreased, or threatened to decrease, materially its usage or purchase of any Products or services in the case of any Material Customer. To Sellers’ Knowledge, no Material Supplier or Material Customer intends to cancel or otherwise terminate its relationship with such Seller or to decrease materially its services or supplies to such Seller or its usage or purchase of Products.

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(s)              Interested Party Transactions. Except as set forth on Section 4.1(r) of the Disclosure Schedule, no family member, Equityholder, member, manager, partner, employee, officer or director of, or consultant to, each Seller or any family member of any of the foregoing: (a) is party to any agreements, transactions, arrangements or understandings with such Seller (other than with respect to an officer or director of such Seller pursuant to the organizational documents of such Seller or with respect to an officer, director or employee of such Seller pursuant to the Employee Benefit Plans, in each case, as in effect as of the Effective Date), (b) has any interest, directly or indirectly (i) in any assets or properties used or held for use by such Seller (other than as a holder of Equity Securities of such Seller) or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of such Seller, or (c) is (other than with respect to an employee of such Seller pursuant to Employee Benefit Plans as in effect as of the Effective Date) owed any amounts by such Seller, or (d) owes any amount to such Seller.

(t)               Propriety of Past Payments. No unrecorded fund or asset of either Seller has been established for any purpose. No accumulation or use of company funds of either Seller has been made without being properly accounted for in the books and records of Seller. No payment has been made by or on behalf of either Seller with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment. Neither Seller, nor any officer, director, manager, employee or agent of either Seller or other Person associated with or acting for or on behalf of either Seller, has, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) influence an act or decision of any Governmental Authority (including a decision not to act); (ii) induce such a Person to use his or her influence to affect any Governmental Authority’s act or decision; (iii) obtain favorable treatment for either Seller or any Affiliate of either Seller in securing business; (iv) pay for favorable treatment for business secured for either Seller or any Affiliate of either Seller; (v) obtain special concessions (or for special concessions already obtained); or (vi) otherwise benefit either Seller in violation of any Law (including the United States Foreign Corrupt Practices Act). Neither Seller, nor any officer, director, manager, employee, agent or other Person acting on behalf of such Seller, has (A) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (B) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. No officer, director, manager, employee, agent or other Person acting on behalf of either Seller is a government official, a political party or a candidate for political office. Each Seller does not have any undisclosed sub-agents, subcontractors, or other third parties acting on its behalf. Neither Seller, the Equityholder, nor any officer, director, manager, employee, consultant, agent or other Person acting on behalf of either Seller has been convicted of or pleaded guilty to an offense involving fraud, corruption, or moral turpitude in any jurisdiction.

(u)             Books and Records. The books and records of each Seller accurately and fairly reflect, in all material respects, the assets and liabilities of each Seller.

(v)             Brokers. Except as set forth in Section 4.1(v) of the Disclosure Schedule, neither Seller nor any Person acting on either Sellers’ behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which either Seller or any of its Affiliates is or may become liable.

(w)            Investment Representations. Each Seller understands that the Stock Consideration acquired by either Seller hereunder has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under any applicable state securities laws. Each Seller also understands

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that the Stock Consideration acquired by either Seller hereunder is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Sellers’ representations contained in this Agreement. Each Seller has experience in evaluating and investing in private placement transactions of securities in companies similar to Purchaser so that it is capable of evaluating the merits and risks of its investment in Purchaser and has the capacity to protect its own interests. Each Seller is acquiring the Stock Consideration hereunder for each Seller’s own account and for the account of the direct and indirect equityholders of each Seller for investment only, and not with a view towards its distribution. Each Seller represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated hereby. Each Seller represents that it is an accredited investor within the meaning of Regulation D under the Securities Act and agrees to furnish any additional information reasonably requested by Purchaser or any of its Affiliates to assure compliance with applicable securities laws and regulations in connection with this investment. Each Seller is familiar with the business, financial condition and operation of Purchaser and has had access to such information concerning Purchaser and the Stock Consideration as such Seller deems necessary to enable it to make an informed investment decision concerning the Stock Consideration. Each Seller has had an opportunity to discuss the Purchaser’s business, management and financial affairs with directors, officers and management of Purchaser and has had the opportunity to review Purchaser’s operations and facilities. Each Seller has also had the opportunity to ask questions of and receive answers from Purchaser and its management regarding the terms and conditions of this investment. Each Seller acknowledges and agrees that the Stock Consideration acquired by either Seller hereunder is comprised of “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available. Each Seller has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Purchaser, the resale occurring following the required holding period under Rule 144 and the number of equity securities being sold during any three (3)-month period not exceeding specified limitations. Each Seller understands that, under applicable securities Laws, all stock issued as part of the Stock Consideration to an Affiliate of Purchaser, including an officer, director, or owner of ten percent (10%) or greater of Purchaser, shall be restricted so that the number of equity securities an Affiliate may sell during any three (3)-month period cannot exceed the greater of (i) one percent (1%) of the outstanding shares of Parent Common Stock, or (ii) the average weekly reported trading volume of the Parent Common Stock during the four (4) weeks preceding the filing of a notice of sale on Form 144, or if no such notice is required, the date of receipt of the order to execute the transaction.

Section 4.2 Representations and Warranties Regarding Equityholder. Except as set forth on the Disclosure Schedule (it being understood and agreed that each disclosure set forth in the Disclosure Schedule will qualify or modify each of the representations and warranties set forth in this Section 4.2 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), Equityholder represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

(a)              Capacity and Power. Equityholder, has the capacity and right to execute, deliver and perform this Agreement and each of the Related Agreements to which Equityholder is a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party. No spousal or similar consent (whether related to joint ownership, community property or otherwise) is, or at the Closing will be, required in connection with the execution, delivery and performance by Equityholder of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

(b)             Authorization and Non-Contravention. This Agreement and the Related Agreements to which Equityholder is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of Equityholder, enforceable against Equityholder in accordance with its terms. Equityholder’s execution, delivery and performance of this Agreement and the Related Agreements to which Equityholder is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby or thereby, does not and will not (i)

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constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which Equityholder or any of Equityholder’s assets or properties is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which Equityholder is a party or by which Equityholder is bound or by which any of Equityholder’s assets or properties is bound or affected, (iii) result in the creation or imposition of an Encumbrance upon any of Sellers’ assets or properties (including any Purchased Asset), or (iv) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract.

(c)             Brokers. Neither Equityholder nor any Person acting on his behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller, the Equityholder, Purchaser or any of their respective Affiliates is or may become liable.

Section 4.3       Purchaser and Parent Representations and Warranties. Each of Purchaser and Parent hereby represent and warrant to Sellers and Equityholder, as of the date hereof and as of the Closing Date, as follows:

(a)              Organization; Standing and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each of Purchaser and Parent has full corporate power and authority to execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party.

(b)             Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser or Parent is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of Purchaser or Parent, as appropriate. This Agreement and the Related Agreements to which Purchaser is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser’s and Parent’s execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser or Parent is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby does not and will not (i) constitute a breach, violation or infringement of Purchaser’s or Parent’s governing documents, (ii) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which Purchaser or any Parent, or any of Purchaser’s or Parent’s assets or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which Purchaser or Parent is a party or by which Purchaser or Parent is bound or by which any of Purchaser’s or Parent’s assets or properties is bound or affected, (iv) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract to which Purchaser or Parent is a party, except, with respect to subsections (ii), (iii) and (iv) as would not materially adversely affect Purchaser’s or Parent’s ability to consummate the transactions contemplated by this Agreement.

(c)              Brokers. Neither Purchaser, nor Parent, nor any Person acting on behalf of either Purchaser or Parent has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Sellers are or may become liable.

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(d)       Environmental Phase 1 Report and Site Assessment. Each of Purchaser and Parent has reviewed and inspected the Environmental Phase 1 report, attached hereto as Exhibit E, and acknowledge the planned Site Assessment and the information regarding the same, conveyed on the aforementioned June 21, 2021 phone call, and acknowledges that it is aware of the contents included therein.

ARTICLE V.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date of this Agreement and the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms:

Section 5.1       General. Each of the Parties will use reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements (including satisfaction of the Closing conditions set forth in Section 3.2 and Section 3.3) in a prompt and expeditious manner; provided, that nothing in this Agreement requires, or will be construed to require, Purchaser to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Authority or other Person that would impose any material obligation on Purchaser) that would result in any restriction with respect to any properties, assets, business or operations of Purchaser or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to, at or following the Closing.

Section 5.2       Notices and Consents. Sellers will give all notices to Governmental Authorities and other Persons and use reasonable commercial efforts to obtain, in writing, without penalty or condition which is adverse to Purchaser, all consents, Permits, approvals, licenses, certificates, covenants, waivers, authorizations or novations required in connection with the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transfer and assignment to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities as expeditiously as possible. Sellers will provide Purchaser complete copies of all letters, applications or other documents prior to their submission to or promptly after receipt from any Governmental Authority or other Person with respect to each consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation, and will afford Purchaser the opportunity to comment on any letter, application and other document to be submitted reasonably in advance of the anticipated time of submission. Sellers will inform Purchaser of the content of any oral submission reasonably in advance of an anticipated oral communication with any Governmental Authority and afford Purchaser the opportunity to comment on any such oral submission. Sellers will promptly and regularly advise Purchaser concerning the status of each consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation, including any difficulties or delays experienced in obtaining and any conditions required for such consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation. Sellers will not permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it notifies Purchaser in advance and, to the extent permitted by such Governmental Authority, gives Purchaser the opportunity to attend and participate thereat. Neither Sellers nor Purchaser shall: (i) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or the Related Agreements without the prior written consent of Purchaser in the case of Seller or Seller in the case of Purchaser, or (ii) take any other action that would be reasonably likely to prevent or materially delay the receipt of any such consent, approval, waiver, authorization, notice or novation.

Section 5.3       Operation and Preservation of Business. Without the prior written consent of Purchaser, Sellers will not, and the Equityholder will cause each Seller to not, engage in any practice, take any action or enter into any transaction outside of the Ordinary Course of Business, except for any action expressly specified in this Agreement. Without the prior written consent of Purchaser, Sellers will not, and the Equityholder will cause each Seller to not, engage in any practice, take or fail to take any action or enter into any Contract or transaction that could reasonably be expected to cause the representations and warranties of Sellers and the Equityholder contained herein to be untrue at any time between the date hereof and the Closing. Sellers will conduct, and the Equityholder will cause each Seller to conduct, the Business in the Ordinary Course of Business and in compliance with all Laws, and will keep the Business and its assets and properties, including Sellers’ present operations, physical facilities, working conditions, insurance policies, goodwill and relationships with lessors, licensors, suppliers, customers, employees and other business relations substantially intact. Without limiting the generality of the foregoing, Sellers will not, and the Equityholder will cause each Seller not to, without the prior written consent of Purchaser, take any of the following actions:

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(a)              amend, extend or terminate any Material Contract or enter into any Contract, which if entered into prior to the date hereof, would be a Material Contract;

(b)             incur any Indebtedness other than in the Ordinary Course of Business;

(c)              dispose of or encumber any assets of Sellers other than in the Ordinary Course of Business;

(d)             increase any compensation or benefits of any employees or independent contractors of Sellers or establish any new compensation or benefit plan;

(e)              hire, retain, engage or terminate any employee or independent contractor or make any other material personnel changes;

(f)              accelerate any accounts receivable, delay or postpone any capital expenditure or the payment of accounts payable or other Liabilities, or change, in any material respect, Sellers’ practices in connection with the making of capital expenditures or the payment of accounts payable;

(g)             grant any Person any license of or other right to Intellectual Property other than nonexclusive licenses of Products granted in the Ordinary Course of Business;

(h)             except as required as a result of a change in Law after the date hereof, change any of the financial accounting principles or practices of Seller;

(i)               commence or settle any Legal Proceeding;

(j)               issue any equity interests or debt securities or repurchase or cancel any equity interests or debt securities of Seller;

(k)             declare, set aside, or pay any non-cash dividend or make any non-cash distribution with respect to any Equity Securities of Sellers or enter into any Contract with the Equityholder;

(l)               take any action that would reasonably be expected to result in a Material Adverse Effect;

(m)            (i) change or make any Tax election, (ii) adopt or change any Tax accounting methods, (iii) amend a Tax Return, (iv) agree to any claims for Tax adjustments or assessments, or (v) settle any Tax claim, audit or assessment; or

(n)             agree or commit to take any of the actions described in clauses (a) through (m) above.

Section 5.4       Access. The Parties agree that Purchaser and its authorized agents and representatives will have the right to (a) inspect and audit Sellers’ books and records (including records of account data, financial data, operating data, Tax records, records of corporate proceedings, Contracts, trademarks, Patent application files, governmental consents, personnel records, environmental records and site assessments and other business activities and matters relating to the transactions contemplated hereunder), (b) access Sellers’ facilities, including the right of physical access for purposes of walk-through inspections of Sellers’ real property (including all Leased Real Property) and assets located thereon, environmental assessments (including soil sampling and drilling), surveying and such other activities as Purchaser may elect in its sole discretion and (c) consult with Sellers’ officers, directors, managers, employees, attorneys, auditors and accountants concerning customary due diligence matters. Such access will be at reasonable times and in a manner not to unreasonably interfere with the normal business operations of Seller.

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Section 5.5       Notice of Developments; Purchased Assets.

(a)              Sellers and the Equityholder will give prompt written notice to Purchaser of any event, occurrence or development causing, or allegation by a third party which, if true, would cause, or which would reasonably be expected to cause, (a) a breach or inaccuracy of any of the representations and warranties in Section 4.1 or Section 4.2, (b) any breach or nonperformance of or noncompliance with any covenant or agreement of Sellers or the Equityholder in this Agreement or any Related Agreement, (c) the failure of any condition set forth in Section 3.2, (d) any material damage to or loss or destruction of any properties or assets owned or leased by either Seller (whether or not insured) or (e) the occurrence or threatened occurrence of any event or condition which resulted in, or could reasonably be expected to result in, a Material Adverse Effect. No disclosure by any Party pursuant to this Section 5.5 will be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty, or breach of covenant, agreement or obligation.

(b)             Sellers and the Equityholder will give prompt written notice to Purchaser of any event, occurrence or development which resulted in, or could reasonably be expected to result in a Material Adverse Effect or material adverse changes in the financial condition or other operations, Business, properties or assets of Seller from that reflected in the latest Financial Statements as furnished pursuant to this Agreement.

(c)              Sellers shall, and the Equityholder shall cause each Seller to, deliver to Purchaser an updated Schedule 1.1 within thirty (30) days after the Effective Date, setting forth a complete list of Purchased Assets (the “Purchased Asset Update”). Purchaser shall have the right to review and revise the Purchased Asset Update in connection with the access granted to Purchaser pursuant to Section 5.4. For the avoidance of doubt, the Purchased Asset Update shall not in any way alter Sellers’ obligations regarding the maintenance of the Business pursuant to Section 5.3 and Section 6.9.

Section 5.7       Exclusivity. Neither Seller nor Equityholder will, and each will cause each of its respective officers, employees, directors, managers, members, partners, equityholders, advisors, financing sources, representatives, and agents or Affiliates not to, (a) directly or indirectly solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or could reasonably be expected to lead to, any acquisition or purchase of a substantial portion of the assets, equity interests or other securities of either Seller or any tender offer or exchange offer, merger, consolidation, business combination, joint venture, sale of substantially all assets, sale of securities, recapitalization, spin-off, liquidation, dissolution or similar transaction involving Seller, or any other transaction, the consummation of which would or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Related Agreement (any of the foregoing, an “Alternate Transaction Proposal”) or agree to or endorse any Alternate Transaction Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding any Alternate Transaction Proposal, or furnish to any other Person any information with respect to the business or assets of either Seller in connection with an Alternate Transaction Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing without the prior written consent of Purchaser. Sellers will, and the Equityholder will cause each Seller to, promptly terminate any discussions or negotiations regarding an Alternate Transaction Proposal. Sellers will, and the Equityholder will cause each Seller to, promptly notify Purchaser in the event that Seller, Equityholder or any of their respective officers, directors, managers, employees, securityholders, advisors, representatives and agents receives any unsolicited indication of interest or proposal regarding an Alternate Transaction Proposal, including the identity of the Person indicating such interest or making such Alternate Transaction Proposal and a copy thereof. Without limiting the generality of the foregoing, the Parties acknowledge that the current timeline for submitting a change of ownership application with the MED is one hundred and twenty (120) days that the covenants set forth in this Section 5.7 shall continue until the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with Article VIII.

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Section 5.8       Confidential Information. That certain Mutual Confidentiality Agreement, dated November 28, 2020, by and between Purchaser and BG3 (the “Confidentiality Agreement”), will remain in full force and effect after the date hereof until the Closing in accordance with its terms, and the existence and terms of this Agreement and the Related Agreements will constitute “Confidential Information” thereunder.

ARTICLE VI.

ADDITIONAL COVENANTS

Section 6.1       Further Assurances. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby (including with respect to any Tax matters as provided in Section 6.4), each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor under Article VII). From and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), Contracts and financial data of any sort relating to the Business, except for the Sellers’ minute books and equity ledgers.

Section 6.2       Purchaser Confidential Information. Effective upon the Closing, the Confidentiality Agreement will automatically terminate without any further action by any Person. From and after the Closing, Sellers and the Equityholder will, and will instruct their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents to, (a) treat and hold as confidential and proprietary all information concerning the Purchased Assets, the Assumed Liabilities, the Business, Purchaser and its Affiliates and the business and affairs of Purchaser that is not generally available to the public as of the Closing (provided, that any information generally available to the public as a result of Sellers’ or Equityholder’s breach of this Section 6.2 or the Confidentiality Agreement will not be deemed to be generally available to the public hereunder) (collectively, the “Purchaser Confidential Information”), (b) refrain from using any Purchaser Confidential Information except as otherwise expressly contemplated by this Agreement and (c) promptly deliver to Purchaser or destroy, at the election of Purchaser, all tangible embodiments (and all copies) of any Purchaser Confidential Information that are in the possession or under the reasonable control of Seller, any Equityholder or any of their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives or agents. In the event that Sellers or any Equityholder (or any of their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents) is requested or required (pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Purchaser Confidential Information, such Person will promptly notify Purchaser of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers or Equityholder (or such other Person) is, on the advice of counsel, compelled to disclose any Purchaser Confidential Information to any tribunal, Sellers or Equityholder (or such other Person), as applicable, may disclose that portion of Purchaser Confidential Information that is required to be disclosed to the tribunal; provided, that the disclosing Person will use such Person’s reasonable commercial efforts to obtain, at the reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of Purchaser Confidential Information required to be disclosed as Purchaser will designate. The existence and terms of this Agreement and the Related Agreements will be deemed Purchaser Confidential Information.

Section 6.3       Customer and Supplier Inquiries. From and after the Closing, Sellers will refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Purchased Assets, the Assumed Liabilities or the conduct or operations of the Business after the Closing. Sellers will promptly remit to Purchaser all payments and invoices received after the Closing that relate to the Purchased Assets, the Assumed Liabilities or, other than with respect to the Excluded Assets or the Excluded Liabilities, the conduct or operations of the Business. Purchaser will have the right and authority to collect for its own account all items that are included in the Purchased Assets and to endorse with the name of such Seller any checks or drafts received with respect to any such other items.

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Section 6.4       Tax Matters.

(a)              Purchaser and Sellers will each timely prepare and file such Tax Returns as may be, respectively, required of them under applicable Law in connection with all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred in connection with or as a result of the sale and transfer of the Purchased Assets and the Assumed Liabilities hereunder (“Transfer Taxes”) in accordance with the form of the transaction contemplated hereunder or as may otherwise be required by any Governmental Authority (each other Party will cooperate with respect thereto as necessary); provided, that the cost of all such Transfer Taxes will be borne by Sellers.

(b)             Sellers shall prepare or cause to be prepared (i) all Tax Returns of or relating to either Seller, the Business and the Purchased Assets, for all Pre-Closing Tax Periods, whenever due, and (ii) all income, gross receipts, and similar Tax Returns of each Seller (each such Tax Return prepared by either Seller, a “Seller Return”). Each Seller Return shall be prepared in accordance with the applicable Seller’s and Equityholder’s past practices, to the extent permitted by applicable Law. Sellers shall deliver each Seller Return to Purchaser at least fifteen (15) days prior to the due date for such Seller Return for Purchaser’s review, comment and approval. If Purchaser approves any Seller Return as initially prepared by Sellers, then Sellers shall file such Seller Return as so prepared. If Purchaser requests any revisions to any Seller Return, Sellers or the Equityholder, as applicable, shall make all revisions to such Seller Return as are reasonably requested by Purchaser and shall file such Seller Return. Purchaser shall prepare and file all Tax Returns with respect to the Business and the Purchased Assets other than those Tax Returns described in the previous sentence, including Tax Returns for any Straddle Periods. With respect to Tax Returns pertaining to any Straddle Period, Sellers shall, no later than five Business Days after Purchaser notifies the Sellers of the amount of Taxes that are due and payable with such Tax Returns and which are attributable to that portion of such Straddle Period ending on the Closing Date (as determined pursuant to Section 6.4(c) below), pay such amount to Purchaser. Each Seller and the Equityholder will be jointly and severally liable for all Taxes imposed on or with respect to the Purchased Assets, the Business, and the operations that are allocable to Pre-Closing Tax Periods, determined in accordance with Section 6.4(c).

(c)              For purposes of this Agreement, with respect to any Straddle Period (i) any property or similar ad valorem Taxes attributable to the Purchased Assets or Business that are payable for a Straddle Period will be pro-rated, and such Taxes will be allocated between Sellers and Purchaser based upon the total amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, with each Seller responsible for those allocable to the period prior to and including the Closing Date and Purchaser responsible for those allocable to the period after the Closing Date, and (ii) any other Taxes relating to the Purchased Assets or Business (other than property and ad valorem Taxes) for a Straddle Period shall be computed and allocated between Sellers and Purchaser as if such Taxable year or period ended as of the close of business on the Closing Date.

(d)             Cooperation on Tax Matters.

(i)           Each Party shall, and each Party shall cause its respective Affiliates and representatives to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any official inquiry, audit, examination, litigation or other Legal Proceeding with respect to Taxes for any Straddle Period or any Pre-Closing Tax Period. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information reasonably relevant to any such audit, assessment, reassessment, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall (A) retain all books and records with respect to Tax matters pertinent to Sellers, the Business, and the Purchased Assets relating to any taxable period beginning before the Closing Date until expiration of the applicable statute of limitations of the respective Taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (B) give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and abide by the reasonable requests of such other Party with respect thereto.

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(ii)           Each Party further agrees, upon the written request of another Party, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii)         For any period for which either Seller is taxable as a partnership for U.S. federal, state, local, or non-U.S. purposes and has not elected and does not elect under Section 6221(b) of the Code (or the state, local or non-U.S. equivalent thereof) to be excluded from the application of the centralized partnership audit regime of Subchapter C of Chapter 63 of Chapter 1 of Subtitle A of the Code (or the state, local or non-U.S. analogue thereof), in the event that either Seller receives a notice of final partnership adjustment pursuant to Section 6225 of the Code with respect to any Pre-Closing Tax Period, Sellers and the Equityholder agree to cause such Seller’s partnership representative (as defined in Section 6223 of the Code) designated by such Seller or selected by the Internal Revenue Service to make a timely and valid “push-out” election pursuant to Section 6226 of the Code, and to take any such equivalent action as applicable state, local, or non-U.S. Law may provide.

(e)              Tax Claims. Sellers and the Equityholder shall have the right to control the conduct of any Tax audits, Tax disputes or other Claim relating to Taxes (a “Tax Claim”), which relates exclusively to any Seller Return; provided, that in the case of any Tax Claim relating to a Seller Return that could give rise to a liability of, or otherwise affect the Taxes or calculation of Taxes of, Purchaser or its Affiliates under this Agreement or otherwise, Purchaser may participate in such Tax Claim at Purchaser’s expense, and neither Seller nor Equityholder shall settle, compromise, or enter into any agreement that represents a final determination of the Tax Claim matter or any portion thereof without Purchaser’s advance written consent. Purchaser shall have the right to control the conduct of any Tax Claim other than those that may be controlled by Sellers and the Equityholder pursuant to the foregoing sentence of this Section 6.4(e).

(f)              Tax-Sharing Agreements. Prior to the Closing, Sellers shall terminate any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar agreement or arrangement, and any powers of attorney with respect to Taxes or other similar agreements with respect to or involving either Seller, the Business, or the Purchased Assets, such that, after the Closing Date, neither Purchaser nor the Internal Revenue Service or other Governmental Authority shall be bound thereby and Purchaser shall have no liability thereunder.

Section 6.5       Use of the Drift Name. Within five (5) Business Days after the Closing Date, each Seller will cease to use the word “Drift” and any derivation thereof and logo associated therewith in all respects, including, without limitation, in any connection with any signage, correspondence (including emails and stationary), bank accounts or otherwise.

Section 6.6       COBRA. At all times before and after the Closing, Seller and the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will cooperate with Purchaser as necessary (and will promptly provide such information as is necessary or as is reasonably requested by Purchaser) to enable Purchaser to provide continuation coverage under COBRA to all individuals who are (or will be) “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B 9, Q&A 4(a), with respect to the transactions contemplated by this Agreement (each such individual, an “M&A Qualified Beneficiary”), to the extent Purchaser determines it or any of its Affiliates is required by COBRA to do so. By way of example, and not limitation, Sellers and each member of the Selling Group shall provide Purchaser with the following information for each M&A Qualified Beneficiary as far in advance of the occurrence of such M&A Qualified Beneficiary’s qualifying event as possible and, in any event, no later than the day after the occurrence of such qualifying event: (A) the last known address for each such individual, (B) the type of “qualifying

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event” (as defined in Section 4980B(f)(3) of the Code) for each such individual and the date on which each such qualifying event occurred or will occur, (C) the date on which notice of such qualifying event was provided to each such individual (as required by Section 4980B(f)(6)(D) of the Code), (D) the date on which each such individual lost or will lose coverage under Sellers’ group health plans as a result of such qualifying event (absent an election to continue coverage under COBRA), (E) the date on which each such individual elected continuation coverage under Sellers’ group health plans pursuant to COBRA (or, with respect to any such individual who has not yet elected such continuation coverage, the date on which such individual’s election period will expire), (F) a description of the continuation coverage elected (or entitled to be elected) by each such individual, and (G) all other information that may be necessary for Purchaser to provide COBRA continuation coverage under Purchaser’s group health plans to such individuals solely in the event that and to the extent that Purchaser is required by Law to provide such COBRA coverage. Each Seller or another member of the Selling Group shall promptly notify Purchaser if such Seller and the members of the Selling Group terminate all of their group health plans. If Purchaser determines that it or any of its Affiliates is obligated to provide continuation coverage under COBRA to the M&A Qualified Beneficiaries, each Seller shall reimburse, on a joint and several basis, Purchaser and its Affiliates for any and all costs, expenses and Liabilities that Purchaser and its Affiliates incur in providing such coverage to the M&A Qualified Beneficiaries, which, for the avoidance of doubt, shall constitute Excluded Liabilities under this Agreement.

Section 6.7       Release of Claims. Effective as of the Closing, except with respect to any claim to enforce the terms of or any breach of this Agreement or any Related Agreement (including the right to receive payment under this Agreement) (collectively, the “Unreleased Claims”), Equityholder, on behalf of himself and his predecessors, successors, assigns, next-of-kin, representatives, administrators, executors, trusts, agents and any other Person claiming by, through or under any of the foregoing (collectively, the “Releasors”), unconditionally and irrevocably waives, releases and forever discharges Purchaser and each of its Affiliates and each of their respective officers, managers, directors, equityholders, financing sources, advisors, consultants and representatives and any predecessors, successors or assigns of any of the foregoing (each, a “Released Person”), from any past, present or future dispute, claim, controversy, demand, right, obligation, Liability, action or cause of action of any kind or nature, whether unknown, unsuspected or undisclosed, related to any matters, causes, conditions, acts, conduct, claims, circumstances or events arising out of or related to the Business (collectively, the “Released Liabilities”), and neither Equityholder nor any other Releasor will seek to recover any amounts in connection therewith or thereunder from any Released Person. Equityholder represents on his own behalf and on behalf of the other Releasors that none of the Releasors has asserted any claim against any Released Person for indemnification or otherwise and that none of the Releasors is aware of any claim by any of the Releasors (nor of any fact, circumstance or event that forms or would form the basis for any such claim) other than Unreleased Claims or claims that are waived, released and forever discharged under this Section 6.7. Equityholder is aware that he and any of the other Releasors may hereafter discover claims or facts in addition to or different from those that Equityholder or any of the other Releasors now know or believe to be true with respect to the matters released herein, but that, except for the Unreleased Claims, it is the intention of Equityholder and the other Releasors to fully and finally release all Released Liabilities and Liabilities of any nature related thereto that do exist, may exist or heretofore have existed. Equityholder irrevocably covenants, and irrevocably covenants to cause the other Releasors, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Released Person, based upon any matter released under this Section 6.7 (which expressly exclude the Unreleased Claims). Equityholder represents and warrants on his own behalf and on behalf of the other Releasors to the Released Persons that neither Equityholder nor any of the other Releasors has assigned or transferred or purported to assign or transfer to any Person all or any portion of, or any interest in any Released Liability or any Legal Proceeding or Liability that is or that purports to be released or discharged under this Section 6.7. Without in any way limiting any of the rights and remedies otherwise available to any Released Person, Equityholder on his own behalf and on behalf of the other Releasors, will indemnify, defend and hold harmless each Released Person from and against all Liabilities, whether or not involving third party claims, directly or indirectly caused by, relating to, arising out of, resulting from, attributable to, or in any way incidental to the occurrence of the assertion by or on Equityholder’s own behalf or on behalf of any of the other Releasors of any claim or other matter purported to be released under this Section 6.7.

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Section 6.8       Trading Restrictions. Sellers agree to comply with the restrictions on resale set forth in the Lock-up Agreements.

Section 6.9       Preservation and Transition of Marijuana Product. Each Seller has in the past and shall through the Closing, use its reasonable commercial efforts to maintain and preserve all Marijuana Inventory and products associated with the Business in a good and saleable condition, including being non-expired and free from mildew, fungus, rot, spoilage and agricultural neglect. Sellers shall maintain substantially similar levels of inventory of flower, trim, concentrate and edibles at the Leased Real Property as each Seller has maintained over the previous twelve (12) months prior to the Closing Date and in sufficient quantities to meet its financial projects for the 2021 fiscal year.

Section 6.10       Non-Competition and Non-Solicitation.

(a)             Sellers and Equityholder acknowledge and agree that (i) such Person has received confidential and proprietary information regarding Sellers and the Business, including trade secrets; (ii) Purchaser would suffer irreparable harm if Sellers or Equityholder were to divulge such confidential and proprietary information to those in competition with Purchaser or the Business, or to use such knowledge, information and business acumen in competition with Purchaser or the Business; (iii) the goodwill of Sellers acquired through the acquisition of the Purchased Assets would be substantially diminished if, at any time during the Restricted Period, Sellers or the Equityholder were to compete with Purchaser; (iv) Sellers and Equityholder, as applicable, has determined that it is in his, her or its best interests and to his, her or its financial benefit (through his, her or its direct or indirect ownership of Sellers) to execute this Agreement and agree to enter into the restrictions set forth in this Section 6.10, given the significant and direct or indirect financial benefit that will be realized by Sellers or Equityholder, as applicable, as a result of the consummation of the transactions contemplated hereby; and (v) Purchaser is relying on the covenants and obligations of Sellers and the Equityholder set forth in this Section 6.10 in connection with, and as a condition to Purchaser’s execution and delivery of, this Agreement and the consummation of the transactions contemplated hereby.

(b)             For a period of three (3) years after the Closing Date (the “Restricted Period”):

(i)          Except as otherwise set forth below, none of Sellers or Equityholder shall, directly or indirectly, and shall cause its Affiliates, employees, officers, directors, managers, members, partners and equityholders not to engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be retained by, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in any retail marijuana dispensary in the Restricted Area (other than on behalf of Purchaser). Notwithstanding the foregoing, without being in violation of this Section 6.10(b)(i), Sellers and the Equityholder may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or Equityholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, (B) own the Equity Securities of Purchaser; or (C) serve in the capacity as an employee of or independent contractor to Purchaser or any of its Affiliates. Furthermore, notwithstanding the foregoing, Equityholder may invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be retained by, or render services or advice or other aid to R&B Coffee, LLC d/b/a Boulder CBD, a Colorado limited liability company, without being in violation of this Agreement.

(ii)          None of Sellers or Equityholder shall, directly or indirectly, and shall cause its Affiliates, employees, officers, directors, managers, members, partners and equityholders not to, (A) cause, induce or attempt to cause or induce any employee, agent, or independent contractor of Purchaser to terminate such relationship with Purchaser; (B) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an Affiliate, equityholder, officer, director, employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Purchaser or any of its Affiliates (or any successor to the Business); provided, that this Section 6.10(b)(ii) will not prohibit Seller or Equityholder from (1) conducting general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by Purchaser or its Affiliates (or any successor to the Business), (2) participating in job fairs, career fairs or similar recruiting events, or (C) cause, induce or attempt to cause or induce any creditor, licensee, customer, prospective customer or other Person engaged in a business relationship with Purchaser or any of its Affiliates to (1) cease doing business, reduce the amount of business or adversely change the terms of business with Purchaser or any of its Affiliates or (2) deal with any competitor of Purchaser or any of its Affiliates.

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(iii)         After the Closing Date, (A) none of Sellers or Equityholder shall make, and shall assure that none of his, her or its Affiliates, employees, officers, directors, managers, members, partners and equityholders make, any disparaging statements, either orally or in writing, about Purchaser or any of the names, businesses (including the Business), shareholders, directors, officers, employees, or agents of Purchaser and (B) Purchaser shall not make, and shall direct its Affiliates and representatives not to make, any disparaging statements, either orally or in writing, about Sellers or Equityholder or any of the names, businesses, shareholders, directors, officers, employees, or agents of Sellers or Equityholder.

(c)              If a final Order from a Governmental Authority or a court or tribunal of competent jurisdiction determines that any provision of this Section 6.10 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision. This Section 6.10 will be enforceable as so modified after the expiration of the time within which the Order may be appealed. The Parties acknowledge and agree that this Section 6.10 is reasonable and necessary to protect and preserve legitimate business interests and to prevent an unfair advantage from being conferred upon any Party.

(d)            If either Seller or any Equityholder, or their Affiliates or equityholders, officers, directors, employees, representatives violate the covenants set forth in this Section 6.10, then notwithstanding any provision herein to the contrary, the Restricted Period shall be extended with respect to each Seller or Equityholder, as applicable, for a period of time equal to the period that such violation shall exist and be continuing.

(e)              Each Seller and the Equityholder acknowledge and agree that any breach of this Section 6.10 will result in serious and irreparable injury. Therefore, each Seller and the Equityholder acknowledge and agree that, in the event of a breach, Purchaser shall be entitled, in addition to any other remedy at law or in equity to which it may be entitled, to equitable relief against each Seller or the Equityholder, as applicable, including a temporary restraining order and preliminary and permanent injunctions to restrain such Persons from such breach and to compel compliance with the obligations hereunder, and each Seller and the Equityholder waive the posting of a bond or undertaking as a condition to such relief.

(f)             The Parties acknowledge that the duration and geographic scope of the foregoing restrictions on competition are fair and reasonable, given the nature and geographic scope of this Agreement.

Section 6.11       Delayed Sales Payments. On the date that is fifteen (15) days following Closing, Purchaser shall pay Seller in cash by wire transfer of immediately available funds an amount equal to the sum of all payments received by Purchaser following Closing attributable to sales of products by the Business, which sales occurred prior to Closing, but for which payment was not received prior to Closing.

ARTICLE VII.

CERTAIN REMEDIES

Section 7.1       Indemnification Obligations.

(a)            Nature of Liability of Sellers and Equityholder. The representations and warranties of Sellers and the Equityholder in Section 4.1, the representations and warranties of Equityholder in Section 4.2 (and in the Closing Certificate of Sellers or Equityholder Closing Certificate with respect thereto), the agreements,

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covenants and obligations of each Seller and the Equityholder in this Agreement or any Related Agreement, and all associated obligations of each Seller and the Equityholder with respect to indemnification are joint and several obligations by and between the Sellers and the Equityholder. Further, each Seller and the Equityholder will be jointly and severally liable for any indemnification obligations satisfied by Purchaser or any other Purchaser Indemnified Person by recovery from the Holdback Consideration as contemplated in Section 7.7, and no Purchaser Indemnified Person will be required to seek indemnification from each Seller prior to seeking indemnification from the Equityholder.

(b)            Indemnification Obligations of Sellers and the Equityholder. Sellers and the Equityholder agree to indemnify, defend and reimburse Purchaser and its Affiliates and each of their respective Affiliates, officers, directors, managers, members, partners, equityholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Purchaser Indemnified Person”) for and hold harmless each Purchaser Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)           any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by Sellers or any Equityholder in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing;

(ii)          any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Sellers or any Equityholder set forth in this Agreement or any Related Agreement;

(iii)         any Excluded Assets or Excluded Liabilities (including any Indebtedness and Transaction Expenses of Sellers unpaid as of immediately prior to the Closing), Indemnified Taxes, any costs associated with seeking any consent listed on Section 4.1(b) of the Disclosure Schedule;

(iv)          (A) any change of control, sale, transaction or similar bonuses due or payable in connection with the transaction contemplated herein; (B) any accelerated payment or vesting, requirement to fund any benefit, or increase the amount of compensation due to any officer, director, employee, or consultant under any of the Employee Benefits Plans except as may occur as the result of a termination of employment; or (C) the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any employee of Sellers; or

(v)           any fraud, knowing or intentional misrepresentation or breach or willful misconduct on the part of Sellers or any Equityholder.

(c)             Holdback.

(i)          The Holdback Consideration, less any amounts that have been released to compensate any Purchaser Indemnified Persons for Damages as provided in this Article VII will be issued or released, as applicable, in the amounts and on the dates as set forth in this Section 7.1(c), to Sellers within ten (10) Business Days after the applicable release date (each, a “Holdback Release Date”); provided, that any portion of the Holdback Consideration that is necessary to satisfy any pending Claims specified in a written notice delivered to Seller prior to 11:59 p.m., Mountain Time on the applicable Holdback Release Date will not be payable to Sellers hereunder until final resolution of all such Claims, at which time the amount of the Holdback Consideration, as applicable, held back to satisfy such pending Claims, to the extent not released to compensate any Purchaser Indemnified Persons for Damages as provided in this Article VII will be issued and/or released to Sellers pursuant to Section 2.2(d). Subject to the terms of this Section 7.1(c), the Holdback Release Dates and the corresponding amounts to be released on each such Holdback Release Date are as follows: (A) thirty-four percent (34%) of the Holdback Consideration shall be released and paid on January 1, 2022, (B) thirty-three percent (33%) of the Holdback Consideration shall be released and paid on June 30, 2022, and (C) thirty-three percent (33%) of the Holdback Consideration shall be released and paid on December 31, 2022.

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(ii)        The Parties hereby acknowledge and agree that the issuance or release of any remaining Holdback Consideration, as applicable, available for issuance to Seller pursuant to Section 2.2(d) on the applicable Holdback Release Date will not be deemed to modify the obligations of Sellers or the Equityholder with respect to indemnification or the survival of representations, warranties, covenants, obligations or agreements or any related right to indemnification, nor will the Holdback Consideration, or the Purchaser Indemnified Persons’ rights to make Claims against the Holdback Consideration, serve as a cap on or the sole source of funds to satisfy the indemnification obligations of Seller or the Equityholder or otherwise limit the Purchaser Indemnified Persons’ remedies hereunder.

(d)       Indemnification Obligations of Purchaser and Parent. Purchaser and Parent agree, jointly and severally, to indemnify, defend and reimburse Sellers and Equityholder and their Affiliates and each of their respective officers, directors, managers, members, partners, equityholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Seller Indemnified Person”) for and hold harmless each Seller Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)            any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by Purchaser or Parent in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing;

(ii)           any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Purchaser set forth in this Agreement or any Related Agreement;

(iii)         any Damages related to the Lease Guarantee incurred following Closing; or

(iv)          any fraud, knowing or intentional misrepresentation or breach or willful misconduct on the part of Purchaser or Parent.

Section 7.2       Indemnification Procedure.

(a)             Notice of Claims. Any Purchaser Indemnified Person or Seller Indemnified Person claiming indemnification hereunder (each, a “Claiming Party”) will deliver to Seller, or in the case of a claim against Equityholder to Equityholder, or in the case of a claim against Purchaser to Purchaser (as applicable, the “Responding Party”), notice (a “Claim Notice”) of any claim (each, a “Claim”) as to which such Claiming Party proposes to demand indemnification hereunder promptly after the Claiming Party has received notice thereof or otherwise becomes aware of such Claim; provided, that failure to give timely notice will not limit the indemnification obligations of the Responding Party hereunder except to the extent the Responding Party demonstrates actual and material prejudice caused by the delay in giving, or failure to give, such notice.

(b)             Objections to Claims; Resolution of Conflicts.

(i)          The Responding Party will have the right to object to the Claiming Party’s right to be indemnified pursuant to this Article VII for any Claim made pursuant to Section 7.2(a) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the applicable Claiming Party within ten (10) days following the Responding Party’s receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice with respect to any Claim will specify in reasonable detail the basis for the Responding Party’s objection to such Claim. In the event that the Responding Party does not object to a Claim within the Claim Objection Period, (A) the Responding Party will be deemed to have accepted and agreed to the Claim set forth in the Claim Notice and will be precluded from raising any objection thereto after the Claim Objection Period, and (B) the Purchaser Indemnified Person’s right to recovery in respect of such Claim by offset against the Holdback Consideration or payment in cash, as applicable, pursuant to Section 7.7 will be effective as of the day following the expiration of the Claim Objection Period.

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(ii)        In the event the Responding Party timely delivers a Claim Objection Notice to the Claiming Party with respect to any particular Claim pursuant to Section 7.2(b)(i), (A) the Claiming Party will have ten (10) days after receipt of such Claim Objection Notice to respond thereto and (B) the Claiming Party and the Responding Party will attempt in good faith during the ten (10)-day period after the Responding Party’s receipt of such written response to reach a settlement of such Claim. If such a settlement is reached with respect to such Claim, the Purchaser Indemnified Persons’ right to recovery in respect of such Claim by offset against the Holdback Consideration or payment in cash, as applicable, pursuant to Section 7.7, will be effective as of the date of settlement. If no such settlement can be reached after good faith negotiation during such ten (10)-day period, either the Claiming Party or the Responding Party may commence a Legal Proceeding to resolve such Claim in accordance with Section 9.10. This Section 7.2(b) will not apply to any Legal Proceeding for, or in any way limit the rights and remedies of any Party with respect to or such Party’s right to seek, specific performance, injunctive or declaratory relief or other equitable remedies pursuant to Section 7.6 or otherwise.

(c)             Third-Party Claims. If any Claim is a third-party claim (each, a “Third-Party Claim”) the following provisions will apply:

(i)              The Claiming Party will have the right to defend the Third-Party Claim with counsel of the Claiming Party’s choice; provided, that the Claiming Party must conduct the defense of the Third-Party Claim diligently and must keep the Responding Party reasonably informed of the status of the Third-Party Claim; and providedfurther, that the Responding Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third-Party Claim. The Claiming Party may defend against the Third-Party Claim, consent to the entry of any judgment or enter into any settlement with respect thereto, and the Responding Party will remain responsible for any Damages the Claiming Party may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article VII.

(ii)            In the event that the Claiming Party does not elect to assume the defense of any Third-Party Claim, (A) the Responding Party will assume and diligently conduct the defense of the Third-Party Claim and will keep the Claiming Party reasonably informed of the status of the Third-Party Claim, (B) the Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (except that the Responding Party will be responsible for the reasonable fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably determines that counsel for the Responding Party has a conflict of interest or that there may be one or more defenses available to the Claiming Party that are not available to the Responding Party) and (C) the Responding Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Claiming Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Responding Party, does not impose an injunction or other equitable relief upon the Claiming Party or impose any future limitations of the Claiming Party’s business or operations, and includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Claiming Party of a release (in form and substance reasonably satisfactory to the Claiming Party) from all Liability in respect of such Third-Party Claim. If the Responding Party fails to defend such Third-Party Claim as provided above, the Claiming Party may pay, settle, compromise and defend such Third-Party Claim and will be entitled to indemnification hereunder for any Damages based upon, arising from or relating to such Third-Party Claim and its defense thereof, including fees and disbursements of its counsel, experts and other agents and all amounts paid in settlement thereof or as a result of any judgment related thereto.

(iii)          Purchaser, Parent, Seller, the Equityholder, the Responding Party and the Claiming Party will cooperate with each other in the defense of any Claim made by a third party and will make available to the Party or Parties defending such Claim such materials and assistance relating thereto as is reasonably requested from such Person. Sellers and the Equityholder will reimburse Purchaser, upon final determination of such Third-Party Claim or at such earlier time and frequency as reasonably requested by Purchaser, for its costs and expenses incurred in defending such Third-Party Claim in accordance with this Section 7.2.

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Section 7.3       Survival.

(a)            General. The representations, warranties, covenants, obligations and agreements contained in this Agreement or in any Related Agreement and all related rights to indemnification will survive the Closing as set forth in this Section 7.3. Except as provided in Section 7.3(b) or Section 7.3(d), as applicable, (i) the representations and warranties of Sellers, the Equityholder, Purchaser and Parent contained in this Agreement, the Closing Certificate of Sellers and the Equityholder Closing Certificate will survive the Closing and the consummation of the transactions contemplated hereby and will terminate at 11:59 p.m., Mountain Time, on the date that is eighteen (18) months after the Closing Date, and (ii) none of Seller, Equityholder, Purchaser or Parent will have any obligation to provide indemnification pursuant to Section 7.3(b)(i) for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any representation or warranty of Sellers, Equityholder, Purchaser or Parent contained therein, the Closing Certificate of Sellers or Equityholder Closing Certificate unless a Claim with respect thereto is asserted in accordance with this Article VII on or prior to 11:59 p.m., Mountain Time, on the date that is eighteen (18) months after the Closing Date.

(b)            Extended Survival. Notwithstanding Section 7.3(a):

(i)             the Fundamental Representations (or any inaccuracy of the Closing Certificate of Sellers or Equityholder Closing Certificate with respect to the Fundamental Representations) and all representations and warranties contained in any Related Agreement (other than the Closing Certificate of Sellers or Equityholder Closing Certificate), subject to any applicable limitation expressly stated herein or such Related Agreement, will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the later of the date that is the six-year anniversary of the Closing Date and the date of expiration of the last applicable statute of limitation applicable to the underlying claim, and none of Seller, Equityholder, Purchaser or Parent will have any obligation to provide indemnification pursuant to Section 7.1(b)(i) or Section 7.1(d)(i), as applicable, for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any such representation or warranty unless a Claim with respect thereto is asserted on or prior to such time;

(ii)           all Claims based on Section 7.1(b)(ii) or Section 7.1(d)(ii), as applicable, subject to any applicable limitation expressly stated herein or any applicable Related Agreement, will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at 11:59 p.m., Mountain Time, on the date of expiration of the last applicable statute of limitation, and neither Seller nor Equityholder will have any obligation to provide indemnification pursuant to Section 7.1(b)(ii) or Section 7.1(d)(ii), as applicable, with respect thereto unless any such Claim is asserted in accordance with this Article VII on or prior to such time; and

(iii)         all Claims based on Section 7.1(b)(iii), Section 7.1(b)(iv), Section 7.1(b)(v), Section 7.1(d)(iii), or Section 7.1(d)(iv) will survive the Closing indefinitely.

(c)            Survival of Claims Until Final Determination. For each Claim for indemnification hereunder regarding a representation, warranty, covenant, obligation or agreement that is made before the expiration of such representation, warranty, covenant, obligation or agreement, such Claim and associated rights to indemnification will not terminate until the final determination and satisfaction of such Claim.

(d)            Enforcement of Survival Period. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 7.3 (the “Applicable Survival Period”) is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be increased to the extended survival period set forth in this Section 7.3. The Parties further acknowledge that the Applicable Survival Periods set forth in this Section 7.3 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

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Section 7.4       Limitations.

(a)             Threshold. Except as provided in Section 7.4(b), the Claiming Party will not be entitled to indemnification pursuant to Section 7.1(b)(i) or Section 7.1(d)(i), as applicable, unless and until the aggregate amount of all Damages of the Claiming Party pursuant to Section 7.1(b)(i) or Section 7.1(d)(i) exceeds $50,000 (the “Threshold”); and if the Damages of the Claiming Party pursuant to Section 7.1(b)(i) or Section 7.1(d)(i), as applicable, exceed the Threshold, then Sellers and the Equityholder, or Purchaser and Parent, as applicable, will be obligated for all Damages pursuant to Section 7.1(b)(i) or Section 7.1(d)(i), as applicable, related to such Claim (subject to the other express limitations set forth in this Article VII).

(b)            Exceptions. The limitations set forth in Section 7.4(a) will not apply to or otherwise affect the Purchaser Indemnified Persons’ ability to make Claims or recover Damages with respect to Claims based on or for (i) a breach or inaccuracy or allegation by any third party which, if true, would be a breach or inaccuracy, of any Fundamental Representation (or any inaccuracy of the Closing Certificate of Sellers or Equityholder Closing Certificate with respect to the same), (ii) fraud, knowing or intentional misrepresentation or breach or willful misconduct, or, for the avoidance of doubt, (iii) indemnification under Section 7.1(b)(ii), Section 7.1(b)(iii), Section 7.1(b)(iv) or Section 7.1(b)(v).

(c)             Caps on Indemnification Obligations.

(i)             Except with respect to Fundamental Representations, Sellers’ and the Equityholder’s obligations to provide indemnification under Section 7.1(b)(i), in the aggregate, will not exceed an amount equal to ten percent (10%) of the Purchase Price; provided, that Sellers’ and the Equityholder’s obligations to provide indemnification under Section 7.1(b)(i) with respect to Fundamental Representations, in the aggregate, will not exceed an amount equal to the Purchase Price. Purchaser’s and Parent’s obligations to provide indemnification under Section 7.1(d), in the aggregate, will not exceed an amount equal to ten percent (10%) of the Purchase Price.

(ii)            Sellers’ and the Equityholder’s obligations to provide indemnification under Section 7.1(b)(ii), Section 7.1(b)(iii), or Section 7.1(b)(iv), in each case, will not exceed an amount equal to the Purchase Price.

(iii)          The limitations set forth in Section 7.4(c) will not apply to or otherwise affect the Purchaser Indemnified Persons’ ability to make Claims or recover Damages with respect to Claims for fraud, knowing or intentional misrepresentation or breach or willful misconduct, for which Sellers’ and the Equityholder’s obligations to provide indemnification will be the full extent of any such Damages.

(d)            Other Recovery. All Damages will be net of any amounts actually recovered by theClaiming Party under insurance policies or other sources of indemnification with respect to such Damages (net of expenses incurred in connection with such recovery or any related premium adjustments); provided, that no Claiming Party will have any obligation to seek to recover insurance proceeds in connection with making an indemnification claim under this Article VII.

Section 7.5       Materiality Qualifiers. For purposes of calculating the amount of Damages arising out of or relating to any inaccuracy in or breach of any representation or warranty in Section 4.1 or Section 4.2, and the determination of whether a breach has occurred, any Materiality Qualifiers in such representation or warranty will be disregarded.

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Section 7.6       Exclusive Remedy; Rights to Specific Performance.

(a)              With regard to any Claims for monetary Damages related to any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of the representations and warranties in this Agreement, the Claiming Party’s right to indemnification under this Article VII will be the Claiming Party’s exclusive remedy for any such Claims (other than for Claims based on or for fraud, knowing or intentional misrepresentation, breach or willful misconduct) and the Claiming Party will not be entitled to any other monetary remedy with regard thereto.

(b)             The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. Accordingly, a Party will be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by another Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity, but subject to the express limitations set forth in this Article VII.

Section 7.7       Recourse. If and to the extent that any Claiming Party is entitled to indemnification pursuant to this Agreement (after giving effect to the limitations on indemnification set forth in this Article VII), each such Claiming Party will have the option of recouping all or any portion of any Damages to which such Claiming Party is entitled by directing cash payment of monetary Damages from Sellers, the Equityholder or Purchaser, as applicable; provided, that Purchaser may instead elect to offset such Damages from the Holdback Consideration. Such remedies are not exclusive of any other remedies the Claiming Party may exercise at law or in equity to satisfy Sellers’ and the Equityholder’s, or Purchaser, as applicable, indemnification obligations hereunder.

Section 7.8       Knowledge and Investigation. All representations, warranties, covenants, obligations, agreements and indemnities of Sellers and the Equityholder contained in this Agreement and in the Related Agreements will be deemed material and relied upon by the Purchaser Indemnified Persons, regardless of any knowledge or investigation or any representation made by any Purchaser Indemnified Person or any of their representatives, and none will be waived by any failure to pursue any action or the consummation of the transactions contemplated hereunder.

Section 7.9       Other Factors Not Limiting. No representation, warranty, covenant, obligation or agreement contained herein will limit the generality or applicability of any other representation, warranty, covenant, obligation or agreement. The terms of this Article VII will be enforceable regardless of whether Liability is based on past, present or future acts, claims or legal requirements and regardless of any sole, concurrent, contributory, comparative or similar negligence, or of any sole, concurrent, strict or similar Liability, of any of the Purchaser Indemnified Persons.

Section 7.10      Effect of Indemnification Payments. Any indemnification payment made pursuant to this Article VII will be treated as an adjustment to the Purchase Price.

Section 7.11      No Right of Contribution or Subrogation. Neither Seller nor Equityholder will make any claim for contribution or subrogation against any Purchaser Indemnified Person with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Purchaser Indemnified Person is entitled to indemnification hereunder for such claim, and Sellers and the Equityholder hereby waive any such right of contribution and subrogation from or against any Purchaser Indemnified Person that Sellers or Equityholder, as applicable, has or may have in the future.

Section 7.12      Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty (or of any other matter), including the Closing Certificate of Sellers, Equityholder Closing Certificate and any other certification contemplated in Section 3.2, will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 7.1(b).

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Section 7.13      Maximum Contribution. If and to the extent any provision of this Article VII is unenforceable for any reason, Sellers and Equityholder hereby agree to make the maximum contribution that is permissible under Law to the payment and satisfaction of any Damages for which indemnification is provided for in this Article VII (but subject to all limitations set forth in this Article VII applicable thereto, aggregating Damages for which contribution may be made under this Section 7.13 with Damages for which indemnification may be made under Section 7.1(b) for purposes of such limitations as if they referred to contribution obligations in addition to indemnification obligations).

Section 7.14      References to “Indemnification Obligations”. For purposes of this Article VII and any other provision of this Agreement, any reference to the “indemnification obligations” of Sellers, the Equityholder, Purchaser or Parent under this Article VII or words of like import, will be deemed to refer to all of the obligations of Sellers, the Equityholder, Purchaser and Parent under Section 7.1(b) or Section 7.1(d), as applicable, including the obligations to indemnify, defend, reimburse, hold harmless and pay.

ARTICLE VIII.

TERMINATION OF AGREEMENT

Section 8.1       Termination Generally. This Agreement may be terminated at any time prior to the Closing as follows:

(a)            Purchaser, Parent and Sellers, on behalf of the Equityholder, may terminate this Agreement by mutual written consent;

(b)           Purchaser, Parent or Sellers (on behalf of the Equityholder) may terminate this Agreement by giving written notice to the other Party if there shall be any applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority, including but not limited to the MED, shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

(c)            Purchaser or Parent may terminate this Agreement by giving written notice to Seller: (i) in the event that Sellers or Equityholder breach any representation, warranty, covenant, obligation or agreement contained in this Agreement in any material respect, Purchaser notifies Sellers of the breach, and the breach, if capable of cure, continues without cure for a period of thirty (30) days after the notice of breach; or (ii) if the Closing has not occurred on or before the six month anniversary of the Effective Date (the “Outside Date”) (unless the failure results primarily from (A) an unforeseen delay in obtaining a necessary approval from a Governmental Authority that the Parties are actively working to address or (B) Purchaser breaching any representation, warranty, covenant, obligation or agreement contained in this Agreement); and

(d)           Seller, on its behalf and on behalf of the Equityholder, may terminate this Agreement by giving written notice to Purchaser: (i) in the event that Purchaser or Parent breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any material respect, Sellers notify Purchaser of the breach, and the breach, if capable of cure, continues without cure for a period of thirty (30) days after the notice of breach; or (ii) if the Closing has not occurred on or before the Outside Date (unless the failure results primarily from (A) an unforeseen delay in obtaining a necessary approval from a Governmental Authority that the Parties are actively working to address or (B) Sellers or Equityholder breaching any representation, warranty, covenant or agreement contained in this Agreement).

Section 8.2       Effect of Termination. The termination of this Agreement pursuant to Section 8.1 will not be deemed to release any Party from any Liability for breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise. The exercise of a right of termination of this Agreement is not an election of remedies.

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ARTICLE IX.

MISCELLANEOUS

Section 9.1       Risk of Loss. Sellers will bear all risk of loss, destruction or damage to any of the Purchased Assets occurring prior to the Closing, whether due to fire, accident or other casualty, willful act, condemnation, epidemic, pandemic, riot, act of God or otherwise, and Purchaser will have no responsibility with respect thereto.

Section 9.2       Bulk Sales. If the provisions of Article 6 of the Uniform Commercial Code have not been repealed in each jurisdiction where any of the Purchased Assets are located, Sellers and Purchaser hereby waive compliance with the provisions of Article 6 of the Uniform Commercial Code in each such jurisdiction that has not repealed such article and where any of the Purchased Assets are located in connection with the transactions contemplated hereunder. Sellers and Purchaser will each be responsible for 50% of the Liabilities arising out of the Parties’ waiver of such compliance.

Section 9.3       Press Releases and Public Announcements. Except as otherwise required by Law, Sellers and the Equityholder will not, and will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements or any announcements to employees, customers or suppliers of Sellers or the Business with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Purchaser. Notwithstanding anything in this Agreement to the contrary, upon and following the Effective Date, Purchaser or any of its Affiliates, representatives or advisors may issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements, with respect to the transactions contemplated by this Agreement and the Related Agreements only following the prior written consent of Sellers or the Equityholder, such consent not to be unreasonably withheld.

Section 9.4       Notices. All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first Business Day following such confirmation of receipt if (x) the date is not a Business Day or (y) confirmation of receipt is given after 5:00 p.m., Mountain Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Mountain Time), to the Parties at the following addresses or email addresses (or at such other addresses or email addresses for a Party as shall be specified by like notice):

(a)       if to Purchaser, to:

Medicine Man Technologies, Inc.

4880 Havana Street, Suite 201

Denver, Colorado 80239

Attention: Dan Pabon

Email Address: dan@schwazze.com

with a copy to (not constituting notice):

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202

Attention: Adam Agron

Email Address: aagron@bhfs.com

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(b)           if to Parent, to:

Medicine Man Technologies, Inc.

4880 Havana Street, Suite 201

Denver, Colorado 80239

Attention: Dan Pabon

Email Address: dan@schwazze.com

with a copy to (not constituting notice):

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202

Attention: Adam Agron

Email Address: aagron@bhfs.com

(c)            if to either of both Sellers, to:

BG3 Investment, LLC and/or Black Box Licensing, LLC

Address: 3845 Norwood Court

Boulder, CO 80304

Attention: Brian Searchinger

Email Address: brian.searchinger@gmail.com

with a copy to (not constituting notice):

Foster Graham Milstein & Calisher, LLP

South Garfield Street, Suite 600

Denver, CO 80209

Attention: Evan J. Husney

Email Address: evan.husney@fostergraham.com

(d)           if to the Equityholder, to:

Brian Searchinger

3845 Norwood Court

Boulder, CO 80304

Email Address: brian.searchinger@gmail.com

with a copy to (not constituting notice):

Foster Graham Milstein & Calisher, LLP

South Garfield Street, Suite 600

Denver, CO 80209

Attention: Evan J. Husney

Email Address: evan.husney@fostergraham.com

Section 9.5       Interpretation. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless otherwise required by the context in which they

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appear, the terms “assets” and “properties” are used interchangeably; (e) unless expressly stated herein to the contrary, reference to any document (except for any reference to a document in the Disclosure Schedule) means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (f) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably; and (n) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; All dollar ($) references in this Agreement are to United States dollars and all amounts that are to be calculated or paid hereunder will be calculated or paid in United States dollars. The Parties participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the Related Agreements, and each Party and each Party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement and the Related Agreements; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the Related Agreements will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof. The Parties acknowledge and agree that any reference herein or in the Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Purchaser, or words of similar import, will be deemed to refer to such documents as were made available and accessible to Purchaser and Purchaser’s representatives for their review by posting to the “Project Double” folder in the electronic Dropbox data room before 5:00 p.m., Mountain Time, on the date that is three (3) Business Days prior to the date hereof.

Section 9.6       Counterparts; Electronic Signature. This Agreement may be executed and delivered by each Party in separate counterparts (including electronic portable document format (.PDF) or similar format), each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same agreement. This Agreement will become effective when, and only when, each Party delivers a counterpart hereof to each other Party. This Agreement may be executed by .PDF signature, and a .PDF signature shall constitute an original signature for all purposes.

Section 9.7       Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Related Agreements and the certificates, documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits and the Schedules (including the Disclosure Schedule), and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) shall not be assigned to any other Person, except Purchaser may assign this Agreement, any Related Agreements or the Confidentiality Agreement to any Affiliate of Purchaser, any successor to Purchaser, or the Business or to and lender (or agent on behalf of such lenders) as collateral security for the obligations of Purchaser to such lenders, and (c) shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement other than the Purchaser Indemnified Persons.

Section 9.8       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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Section 9.9       Extension; Waiver; Amendment. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party shall not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 9.10       Governing Law; Jurisdiction. This Agreement and all Legal Proceedings arising hereunder will be governed by and construed in accordance with the Laws of the State of Colorado without reference to such state’s principles of conflicts of Law. Each of the Parties irrevocably consents to the exclusive jurisdiction of and venue in any state or federal court located in the State of Colorado (and of and in any court to which an appeal of the decisions of any such court may be taken), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Colorado for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; provided, that any Party will be entitled to seek injunctive or other equitable relief in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein in any forum having proper legal jurisdiction over such matter.

Section 9.11      Attorneys’ Fees. Should any Party institute any Legal Proceeding to enforce any provision hereof or for Damages by reason of alleged breach of any provision of this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party such reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the prevailing Party in connection with any such Legal Proceeding.

Section 9.12      Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.13      Expenses. Except as otherwise expressly provided for in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses arising out of or relating to the discussion, evaluation, negotiation and documentation of this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder (including fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”) shall be paid by the Party incurring such expense. Notwithstanding the immediately preceding sentence, the Parties anticipate the submission of the licensing applications listed on Section 9.13 of the Disclosure Schedule to be submitted to MED and the City of Denver, Colorado following the execution of this Agreement, and Purchaser agrees to pay all such application and marijuana licensing fees associated with such transfer of ownership of such licenses; provided, that Sellers cooperate with Purchaser on the applications and provide documentation in form and content sufficient to successfully apply for such transfer of ownership.

Section 9.14      Appointment of Sellers as Agent. Equityholder (a) hereby irrevocably constitutes and appoints Sellers as Equityholder’s agent, attorney in fact and representative, with full power to do any and all things

42

on behalf of Equityholder, and to take any action required or contemplated to be taken such Equityholder, under this Agreement or any Related Agreement or in connection with any transaction contemplated hereby or thereby and (b) will be bound by all actions taken by Sellers regarding this Agreement or any Related Agreement or in connection with any transaction contemplated hereby or thereby. Purchaser (i) will at all times be entitled to rely upon any communication with Sellers (including any document or other writing executed by Sellers) as binding Equityholder, (ii) will have no obligation to otherwise communicate with Equityholder (including regarding indemnification) and (iii) will not be liable Equityholder for any action taken or omitted to be taken by Purchaser in reliance on this Section 9.14.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth in the preamble of this Agreement.

PURCHASER:

DOUBLE BROW, LLC

By: Medicine Man Technologies, Inc. Its: Sole Member

By:____________
Name: Justin Dye
Title: Chief Executive Officer

PARENT:

MEDICINE MAN TECHNOLOGIES, INC.

By:_________
Name: Justin Dye
Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SELLER:

BG3 INVESTMENTS, LLC

By:_______________
Name: Brian Searchinger
Title: Sole Member

BLACK BOX LICENSING, LLC

By:_____________
Name: Brian Searchinger
Title: Manager

EQUITYHOLDER:

__________________________
Brian Searchinger

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A

DEFINITIONS

“Accounts Payable” means, with respect to Seller, all accounts payable and other payment obligations to suppliers and vendors of the Business and trade payables, if any, whether or not listed on Sellers’ books or records.

“Accounts Receivable” means, with respect to all accounts and notes receivable and other rights to payment from customers of the Business and trade receivables, if any, and the full benefit of all security for such accounts and rights to payment, whether or not listed on Sellers’ books or records.

“Additional Closing Deliverables” means an amount equal to (a) the Inventory Target Amount, plus (b) an aggregate of $1,500 in cash and petty cash left in BG3 store point of sale drawers.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 2.4(a).

“Alternate Transaction Proposal” has the meaning set forth in Section 5.7.

“Annual Financial Statements” has the meaning set forth in Section 4.1(d).

“Applicable Survival Period” has the meaning set forth in Section 7.3(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(d)(iv).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale” has the meaning set forth in Section 3.2(d)(iii).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday, or any bank holiday in Denver, Colorado.

“Claim” has the meaning set forth in Section 7.2(a).

“Claim Notice” has the meaning set forth in Section 7.2(a).

“Claim Objection Notice” has the meaning set forth in Section 7.2(b)(i).

“Claim Objection Period” has the meaning set forth in Section 7.2(b)(i).

“Claiming Party” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 3.1.

A-1

“Closing Cash Payment” has the meaning set forth in Section 2.2(b).

“Closing Certificate of Sellers” has the meaning set forth in Section 3.2(d)(i).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.8.

“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Damages” means any losses, costs, damages, decline in value, lost profit, Liabilities, Taxes, expenses, Legal Proceedings and Orders (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims; provided, that “Damages” shall not include punitive damages except in the case of fraud or to the extent actually awarded to a third party.

“Disclosure Schedule” has the meaning set forth in the preamble to Section 4.1.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, welfare, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, employee loan, fringe benefit or other employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by Sellers or any ERISA Affiliate (or to which Sellers or ERISA Affiliate are a party) and which covers or benefits any current or former employee, officer, director, consultant, independent contractor, or other service provider of or to Sellers (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which Sellers have (or could have) any Liability (including any contingent Liability).

“Encumbrance” means any security interest, lien (including any mechanic’s lien, materialmen’s lien or Tax lien), restriction, claim, pledge, encumbrance, mortgage, deed of trust, option, restriction on transfer, imperfection of title, easement, encroachment, preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.

“Environmental, Health and Safety Requirements” means all Laws, Orders and Contracts concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, investigation, abatement, control, remediation or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

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“Environmental Phase 1” has the meaning set forth in Section 4(i)(i).

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest or unit, partnership, limited partnership or general partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“Equityholder” has the meaning set forth in the preamble.

“Equityholder Closing Certificate” has the meaning set forth in Section 3.2(d)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade, business or Person that, together with Seller, is (or, at any relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“Financial Statements” has the meaning set forth in Section 4.1(d).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization; Authority; Binding Effect; Trade Names; Capitalization); Section 4.1(b)(i) (Authorization and Non-Contravention), clauses (a) and (b) of Section 4.1(b)(ii) (Non-Contravention) Section 4.1(f) (Assets), Section 4.1(n) (Permits), Section 4.1(q) (Tax Matters), Section 4.1(w) (Brokers), Section 4.2(a) (Capacity and Power); Section 4.2(b) (Authorization and Non-Contravention) and Section 4.2(c) (Brokers).

“Governmental Authority” means any nation, state or province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign, multinational or otherwise, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state or province or any municipal or other political subdivision thereof, and any arbitrator or arbitral body.

“Hired Service Providers” has the meaning set forth in Section 1.5(a).

“Holdback Consideration” means $350,000.

“Holdback Release Date” has the meaning set forth in Section 7.1(c)(i).

“Immigration Laws” has the meaning set forth in Section 4.1(l)(x).

“Indebtedness” means, without duplication, any Liability under or for any of the following, including any accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges: (a) indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; (i) all outstanding checks, money orders or similar instruments written against Sellers’ accounts or for which Sellers are the payor; (j) liabilities for commissions and other incentive compensation that have been earned but not paid as of the Closing; (k) guaranties of any of the foregoing; (l) Liability secured by any Encumbrance on any asset or property; and (m) all Accounts Payable.

A-3

“Indemnified Taxes” means (a) any and all Taxes (or the non-payment thereof) of the Equityholder or Sellers or any of their equityholders for any Tax period or portion thereof, (b) any and all Taxes (or the non-payment thereof) imposed on or with respect to the Purchased Assets, the Business, or the operations or activities of an Equityholder or Seller or any of their equityholders, for any Taxable period (or portion thereof) ending on or prior to the Closing Date; (c) any Transfer Taxes, (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Equityholder, Sellers or any of their equityholders, or any predecessor of any of the foregoing, is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law; and (e) any and all Taxes of any Person imposed on the Equityholder, the Sellers or any of their equityholders or the Business as a transferee or successor, by Contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; and (f) all employer Taxes associated with payments in respect of any transaction-related compensation payable in connection with the transactions contemplated by this Agreement or any Related Agreement.

“Insurance Policy” has the meaning set forth in Section 4.1(k)(i).

“Intellectual Property” means, collectively, all Intellectual Property Rights.

“Intellectual Property Rights” means collectively any and all rights (anywhere in the world, whether statutory, equitable, common law or otherwise) with respect to: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and URLs, rights to social media accounts and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof; (c) all works of authorship, copyrightable works, and copyrights; (d) all mask works; (e) all Trade Secrets; (f) rights of privacy or publicity; (g) all other proprietary rights; (h) all goodwill associated with any of the foregoing; (i) all applications, registrations and renewals in respect of any of the foregoing; and (j) any claims for, or rights to pursue, recover or retain damages, costs, profits, royalties, attorneys’ fees or advisory fees or other relief for past, present and future infringement or misappropriation of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.1(d)(i).

“Inventory Adjustment Amount” has the meaning set forth in Section 2.3(c).

“Inventory Target Amount” has the meaning set forth in Section 2.3(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.1(g)(ii).

“Legal Proceeding” has the meaning set forth in Section 4.1(c)(i).

“Liability” means any indebtedness, loss, damage, adverse claim, fine, penalty, Tax, liability, responsibility or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Lock-Up Agreement” has the meaning set forth in Section 3.2(d)(xii).

A-4

“M&A Qualified Beneficiary” has the meaning set forth in Section 6.6.

“Marijuana Inventory” means all of the inventory of non-expired, merchantable quality marijuana products available for retail sale, such as marijuana flower, trim, seeds, concentrate or infused products available for sale by the Sellers.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact, factor or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts, factors or developments, is or would reasonably be expected to be materially adverse (without regard to duration) to either (a) the Business, the Purchased Assets, Liabilities, the employees, business relationships, operations (including results of operations) or condition (financial or otherwise) of Seller, or (b) the consummation of the transactions contemplated by this Agreement or any Related Agreement; provided, that none of the following (either alone or in combination) shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in economic conditions affecting the United States, including changes in interest rates, (ii) changes in national or international political or social conditions in any jurisdiction where Sellers operate, including hostilities, acts of war (whether or not declared), terrorism, epidemic, pandemic or military actions, including the escalation thereof, (iii) changes in financial, banking, or securities markets, (iv) changes in applicable Law after the date hereof, or (v) the taking of any action expressly required by this Agreement; provided further, that any such adverse effect described in the preceding clauses (i) through (iv) shall be excluded only to the extent that such adverse effect does not disproportionately affect the Business, relative to other Persons engaged in the industries in which Sellers operate.

“Material Contract” has the meaning set forth in Section 4.1(o).

“Material Customer” means the top ten (10) customers of each Seller by revenue for each of the fiscal years ended December 31, 2019 and December 31, 2020.

“Material Supplier” means the top ten (10) suppliers of each Seller by expense for each of the fiscal years ended December 31, 2019 and December 31, 2020.

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects,” “Material Adverse Effect,” “material adverse change” and words of similar import.

“MED” means the Colorado Marijuana Enforcement Division.

“MED Approval” means any and all approvals from MED required under applicable Law for (a) the transfer by Sellers to Purchaser of any Permit or (b) the consummation of the transactions contemplated by this Agreement.

“Most Recent Balance Sheet” means the balance sheet of each Seller as of February 28, 2021.

“Order” has the meaning set forth in Section 4.1(c)(i).

“Ordinary Course of Business” means, with respect to each Seller, the ordinary course of business of such Seller consistent with past regular custom and practice, including, as applicable, with respect to quantity and frequency.

“Outside Date” has the meaning set forth in Section 8.1(c).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” has the meaning set forth in Section 2.2(c).

A-5

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means all (a) patents and patent applications; (b) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications and divisions of any of the items listed in clause (a) of this definition; (c) all foreign counterparts to any of the items listed in clause (a) or (b) of this definition, including utility models, inventors’ certificates, industrial design protection and any other form of grant or issuance by any Governmental Authority; (d) all applications that claim priority to any of the items listed in clause (a), (b) or (c); and (e) all patents that issue from any of the items listed in (a) (b), (c) or (d) of this definition.

“Per Share Price” means the closing price of the Parent Common Stock on the trading day immediately prior to the Closing Date.

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority or quasi-governmental or self-regulatory body.

“Permitted Encumbrances” means any (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due or payable; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not yet due or payable that is set forth on Section 4.1(f) of the Disclosure Schedule.

“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.

“Pre-Closing Statement” has the meaning set forth in Section 2.2(a).

“Product(s)” means, collectively, (a) all products or services that are or have been manufactured, marketed, offered, sold, distributed, delivered, made commercially available, licensed, leased or otherwise provided, directly or indirectly, by Seller, and (b) any such products or services that are currently under development or contemplated by or for Seller.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchased Asset Update” has the meaning set forth in Section 5.6(c).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Confidential Information” has the meaning set forth in Section 6.2.

“Purchaser Indemnified Person” has the meaning set forth in Section 7.1(b).

“Real Property Lease” has the meaning set forth in Section 4.1(g)(ii).

“Related Agreements” means the Bill of Sale, the Lock-Up Agreements, the Closing Certificate of Sellers, the Equityholder Closing Certificates, the Assignment and Assumption Agreement, and all other documents, agreements and instruments executed and delivered in connection with this Agreement.

“Released Liabilities” has the meaning set forth in Section 6.7.

“Released Person” has the meaning set forth in Section 6.7.

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“Releasors” has the meaning set forth in Section 6.7.

“Responding Party” has the meaning set forth in Section 7.2(a).

“Restricted Area” means anywhere in the State of Colorado.

“Restricted Period” has the meaning set forth in Section 6.10(b).

“Securities Act” has the meaning set forth in Section 4.1(w).

“Seller” or “Sellers” have the meanings set forth in the preamble.

“Sellers’ Knowledge” means the knowledge of the Equityholder after reasonable inquiry and investigation (including the inquiry of Persons knowledgeable about the subject matter thereof).

“Selling Group” has the meaning set forth in Section 6.6.

“Site Assessment” has the meaning set forth in Section 4.1(i)(i)

“Standard Product Terms” has the meaning set forth in Section 4.1(h).

“Stock Consideration” has the meaning set forth in Section 2.2(c).

“Straddle Period” has the meaning set forth in Section 1.3.

“Tax” (and, with the correlative meaning, “Taxes” and “Taxable”) means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any Governmental Authority, including but not limited to income or profit, gross receipts, net proceeds, ad valorem, turnover, value added, commercial activity, single business, real and personal property (tangible and intangible), sales, use, franchise, excise, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, unclaimed property, escheat, occupational, interest equalization, windfall profits, severance and employees’ income withholding, workers’ compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not, and any liability in respect of any of the foregoing payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of federal, state, local or foreign applicable Law), or otherwise.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.2(c).

“Threshold” has the meaning set forth in Section 7.4(a).

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.

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“Transaction Expenses” has the meaning set forth in Section 9.13.

“Transaction Expenses of Sellers” means the Transaction Expenses of Sellers and of Equityholder for which Sellers may be liable.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Treasury Regulations” means regulations promulgated under the Code.

“Unreleased Claims” has the meaning set forth in Section 6.7.

“WARN” has the meaning set forth in Section 1.5(b).

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EXHIBIT B

FORM OF Bill of sale

See attached.

B-1

Exhibit c

FORM OF LOCK-UP AGREEMENT

See attached.

C-1

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

D-1

EXHIBIT E

ENVIRONMENTAL PHASE 1 REPORT

E-1

EXHIBIT F

FORM OF RELEASE

See attached.

F-1